EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EQUIFAX INC.,

SPRINGBANK ACQUISITION CORPORATION,

IXI CORPORATION

and

CORE CAPITAL PARTNERS, L.P.,

as Securityholders’ Representative

dated as of

October 20, 2009

KILPATRICK STOCKTON LLP

1100 Peachtree Street

Atlanta, Georgia 30309

i

ii

iii

LIST OF EXHIBITS, SCHEDULES AND APPENDICES

Exhibit	Document
A	Certificate of Merger
B	Preliminary Allocation Schedule
C	Exchange Agreement
D	Letter of Transmittal
E	Escrow Agreement
F	Securityholders’ Escrow Agreement
G-1	Offer Letter
G-2	Non-Compete Agreement
H	Cooley Godward Kronish LLP Legal Opinion
I	Additional Covenants

Schedule	Description
Schedule 1.1-LC	Letter of Credit
Schedule 4.3(a)	Options and Warrants
Schedule 5.2(a)(i)(D)	Offer Letter and Non-Compete Agreement
Schedule 9.1(b)(xiii)	Company Employee Bonuses
Schedule 10.8(a)	Continuing Employee Benefit Plans
Schedule 10.8(c)(ii)	Severance Agreements
Schedule 11.1(f)	Government Consents
Schedule 11.1(g)	Consents
Appendix A	Exercise Price

Disclosure Schedules

Schedule	Description
Schedule 6.1	Qualified Jurisdictions of Company Operation
Schedule 6.4	Stock Classification and Ownership
Schedule 6.5	Conflicts
Schedule 6.6	Required Consents
Schedule 6.7(a)	Audited Financial Statements
Schedule 6.7(b)	Exceptions to Audited Financial Statements

Disclosure Schedules

Schedule	Description
Schedule 6.7(c)	Unaudited Financial Statements
Schedule 6.7(d)	Exceptions to Unaudited Financial Statements
Schedule 6.8	Changes in Business
Schedule 6.9	Disclosed Liabilities
Schedule 6.10(a)	Company Contracts
Schedule 6.10(b)	Default of Company Contracts
Schedule 6.11	Company Intellectual Property
Schedule 6.11(c)	Company Infringing Contracts
Schedule 6.11(d)	Royalties and Fees
Schedule 6.12(a)	Company Licenses and Permits
Schedule 6.12 (b)	Customer Privacy Policies
Schedule 6.14	Company Insurance Policies and Claims
Schedule 6.15	Permitted Liens
Schedule 6.17	Default of Real Property Leases
Schedule 6.18(a)	Company Employees
Schedule 6.18(a)(1)	Company Employment Agreements
Schedule 6.18(b)	Company Employee Compensation Matters
Schedule 6.18(c)	Company Employment Policies and Procedures
Schedule 6.19(d)	Additional Taxes
Schedule 6.21	Employee Benefit Plans
Schedule 6.21(d)	Changes in Compensation or Benefits
Schedule 6.21(e)	Changes in Employee Benefit Plans
Schedule 6.23	Related Party Transactions
Schedule 6.25	Changes in Customers and Suppliers
Schedule 6.26	Bank Accounts
Schedule 6.27	Sufficiency of Internal Accounting Controls
Schedule 6.28	Directors and Officers
Schedule 6.30	Brokers

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT is made and entered into as of the 20th day of October, 2009, by and among:

(1)           EQUIFAX INC., a Georgia corporation (“EFX”);

(2)           SPRINGBANK ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of EFX (“Merger Sub”);

(3)           IXI CORPORATION, a Delaware corporation (“Company”); and

(4)           CORE CAPITAL PARTNERS, L.P., a Delaware limited partnership (“REP”), as the Securityholders’ Representative.

W I T N E S S E T H:

WHEREAS, EFX, Merger Sub and Company intend to effect the merger of Merger Sub with and into Company (the “Merger”; other capitalized terms used in this Agreement being defined either in Section 1.1 or in those paragraphs of this Agreement identified in Section 1.2) in accordance with the Delaware General Corporation Law (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement, and upon consummation of the Merger, Merger Sub will cease to exist and Company shall be the Surviving Corporation to the Merger and shall become a wholly-owned subsidiary of EFX;

WHEREAS, the Board of Directors of Company has unanimously (i) determined that the Merger is fair to, advisable, and in the best interests of Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend to the stockholders of Company that they approve and adopt this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, certain Stockholders are expected to execute and deliver a Support Agreement (such expected Support Agreements being referred to herein collectively as the “Stockholder Support Agreements”), pursuant to which each of them would agree to vote his, her or its shares of Common Stock in favor of the Merger and the other transactions contemplated by this Agreement and to approve this Agreement; and

WHEREAS, REP has approved this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.                                                                          CERTAIN DEFINITIONS; INDEX OF DEFINITIONS; INTERPRETATION

Section 1.1                Certain Definitions.  For purposes of this Agreement, the following capitalized terms have the meanings specified below (all terms used in this Agreement which are not defined in this Section 1.1 but defined elsewhere in this Agreement, have for purposes of this Agreement the meanings set forth elsewhere in this Agreement):

“Action” means any action, suit, complaint, counter-claim, claim, petition, proceeding, investigation or administrative proceeding, whether at law, in equity or otherwise, and whether conducted by or before any Government or other Forum.

“Advanced Exercise Price” means, in respect of any Company Option or Company Warrant, as applicable, the exercise or strike price advanced or deemed advanced to or for the holder thereof by Company pursuant to the terms of this Agreement.

“Additional Agreements” shall mean, collectively, the Exchange Agreement, the Escrow Agreement and the Employment Documents.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person.  A Person will be deemed to control another Person if that Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means all of the businesses as presently conducted by Company as of the date of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Atlanta, Georgia are required or authorized to be closed.

“Bylaws” means the Bylaws of Company, as in effect as of the date hereof.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Certificate of Incorporation” means the Fifth Amended and Restated Certificate of Incorporation of Company as filed with the Secretary of State of the State of Delaware on January 19, 2005.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of Company’s Common Stock, $0.01 par value per share.

“Company Option” means each unexpired and unexercised option to acquire Common Stock issued or granted pursuant to the Option Plan or the ISO Plan, whether vested or unvested at the date of this Agreement, or issued or granted subsequently to the date hereof but prior to the Effective Time.

“Company Shares” means the Common Stock.

“Company Warrant” means each unexpired and unexercised warrant to acquire Common Stock issued or granted to any Person, whether vested or unvested at the date of this Agreement, or issued or granted subsequently to the date hereof but prior to the Effective Time.

“Data” means the dollar value of assets covered by all account records reported to the Company’s Retail Assets Database.

“Excess Cash” means the sum of $10,700,000.

“Exchange Fund Amount” means an amount equal to the sum of $124,000,000 plus Excess Cash, and plus the Exercise Price Proceeds.

“Executive Officers” means the Company’s Chief Executive Officer, President, Chief Financial Officer and Secretary.

“Exercise Price” means the exercise or strike price in respect of each Company Option or Company Warrant as set forth on Appendix A.

“Exercise Price Proceeds” means the exercise or aggregate strike price in respect of all Company Options (treating all unvested Company Options as fully vested) and Company Warrants, in each instance to the extent exercised by the Optionholder or Warrantholder, as applicable, or as exercised by operation of the provisions of Section 4.3(a) of this Agreement in respect of Company Options and Company Warrants that had not been exercised by the Optionholder or Warrantholder, as applicable, immediately prior to the Effective Time.

“Forum” means any national, provincial, municipal, local or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

“Funded Indebtedness” means, without duplication, (a) any outstanding liability of Company created or assumed by Company (i) for borrowed money or for the deferred purchase price of property other than ordinary course trade credit on not more than thirty (30) day payment terms, (ii) for reimbursement and other obligations with respect to letters of credit, other than the letter of credit listed on Schedule 1.1-LC, bankers’ acceptances and surety bonds, whether or not matured, (iii) evidenced by a note, bond, debenture or similar instrument, and (iv) for any Capital Lease Obligation; (b) any outstanding liability or indebtedness of any other Person described in the preceding clause (a) guaranteed as to payment of principal or interest by Company or in effect guaranteed by Company through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to acquire the security therefor; and (c) all outstanding indebtedness or obligations referred to above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by Company, even though such Person has not assumed or become liable for the payment of such indebtedness.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect at the time in question.

“Government” means any national, provincial, state, municipal, local or foreign government or any ministry, department, commission, board, bureau, agency, authority, instrumentality, unit, or taxing authority thereof.

“ISO Plan” shall mean Company’s Incentive Stock Option Plan adopted on February 26, 1996.

“Knowledge of Company” or “Company’s Knowledge” means any fact, circumstance, event or other matter that (a) any of Thomas E. Dailey, Stephen M. Bayne and Erik Channell actually knows, or (b) any of the individuals referred to in the preceding clause (a) would reasonably be expected to know in the normal discharge of his assigned duties and responsibilities.

“Law” means all national, provincial, state, municipal, local or foreign constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions, common law principles, and similar laws and legal requirements, as in effect at the time in question.

“Liability” means, as to any Person, all debts, claims, liabilities, commitments, responsibilities, loss contingencies and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of or against such Person, whether accrued or unaccrued, joint or several, vested or unvested, disputed or undisputed, liquidated or unliquidated, secured or unsecured, due or to become due, known or unknown, executory, determined, determinable or otherwise and whether or not actually reflected, or required to be reflected, in such Person’s balance sheets or other books and records.

“Lien” means any claim, mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, or any rights of others, however evidenced, created or arising (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, or any lease having a similar effect or result).

“LOI” means that certain Letter of Intent, dated September 1, 2009 among EFX and the Company, as may be amended from time to time.

“Material Adverse Change” means any event, change, effect or occurrence that, individually or together with any other event, change, effect or occurrence, (a) is, or could reasonably be expected to be, materially adverse to the business, assets, properties, operations, condition (financial or otherwise) or results of operations (contingent or otherwise) of the Business or Company or (b) could reasonably be expected to have a material adverse effect on the Business immediately after the Effective Time, in any case other than a change resulting from (I) changes in general political or economic conditions (provided that such changes do not affect the Business or Company in a materially disproportionate manner), (II) changes affecting the industry generally in which the Company operates (provided that such changes do not affect the Company in a materially disproportionate manner), (III) the public announcement or pendency of the transactions contemplated by this Agreement, (IV) the consummation of the transactions contemplated by this Agreement or compliance with the terms and conditions of this Agreement, (V) changes in Law or GAAP after the date hereof (provided that any such changes in Law do not affect the Business or Company in a materially disproportionate manner), or (VI) any matter set forth in the Disclosure Schedules.  Notwithstanding the foregoing, no anticipated loss of revenue and/or anticipated loss of Data shall constitute or trigger a Material Adverse Change (such matters instead being the subject of Section 11.1(o)).

“Net Participation Amount” means the Merger Consideration less the (i) Funded Indebtedness, (ii) Transaction Expenses, (iii) the Escrowed Amount, and (iv) Securityholders’ Representative Fund Escrowed Amount.

“Option Plan” shall mean Company’s 2004 Equity Incentive Plan, as amended and restated on July 14, 2004 and as further amended and restated on June 11, 2008.

“Orders” means all orders, writs, injunctions, judgments, decrees, rulings and awards of any Forum or Government.

“Outstanding Company Shares” means the aggregate number of (i) Company Shares outstanding immediately prior to the Effective Time, (ii) Common Stock subject to Company Options to the extent not exercised by the Optionholder or on behalf of Optionholder in accordance with the terms of this Agreement immediately prior to the Effective Time, and (iii) Common Stock subject to Company Warrants to the extent not exercised by the Warrantholder or on behalf of Warrantholder in accordance with the terms of this Agreement immediately prior to the Effective Time, but in each case before cancellation thereof by operation of the provisions of the Merger.

“Permitted Liens” means (i) statutory Liens for Taxes not yet due; (ii) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (iv) deposits or pledges of cash to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds, utility deposits and other obligations of like nature arising in the ordinary course of business; (v) mechanics’, workers’, landlord’s, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, none of which is material; and (vi) Liens set forth on Schedule 6.15.

“Per Share Escrow Amount” means the quotient obtained by dividing (a) the Escrow Fund by (b) the Outstanding Company Shares.

“Per Share Excess Cash Amount” means the quotient obtained by dividing (a) the Excess Cash by (b) the Outstanding Company Shares.

“Per Share Exercise Price Proceeds Amount” means the quotient obtained by dividing (a) the Exercise Price Proceeds by (b) the Outstanding Company Shares.

“Per Share Net Participation Amount” means the quotient obtained by dividing (a) the Net Participation Amount by (b) the Outstanding Company Shares.

“Per Share Securityholders’ Representative Fund Escrow Amount” means the quotient obtained by dividing (a) the Securityholders’ Representative Fund Escrowed Amount by (b) the Outstanding Company Shares.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, any legal or juridical entity, the equivalent of any of the foregoing under any Law and any Government.

“Representative” of a party means that party’s directors, officers, employees, agents, accountants, lawyers, investment bankers, and other financial or professional advisors or consultants.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders” means the holders of Company Shares immediately prior to the Closing.

“Tax” or “Taxes” means any past or present taxes, levies, imposts, duties, fees, deficiencies, customs, assessments, deductions, withholdings or other charges or similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, severance, stamp, occupation, windfall profits, real property, personal property, sales, use, transfer, transfer gains, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, and franchise taxes, now or hereafter imposed or levied by any state, local or foreign Government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interests, fines, penalties, assessments, additions to tax, and other similar liabilities resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and any items described in this paragraph that are attributable to another person but that Company is liable to pay by law, by contract, or otherwise.

“Withholding Taxes” means any income tax or similar Taxes and the employee’s share of social security and Medicare Taxes required to be withheld by EFX or Company with respect to any amounts payable to current and former employees of Company hereunder.  For the avoidance of doubt, Withholding Taxes shall not include the employer’s share of social security, Medicare, unemployment or similar employer payroll Taxes.

Section 1.2                Index to Definitions.  The definitions for the following defined terms used in this Agreement can be found as follows:

Defined Term	Section or Reference

Acquisition Proposal	9.2

Affiliated Persons	6.23

Agreed Amount	12.2(a)(ii)

Arbitral Body	15.4(c)

Audited Financial Statements	6.7

Company Auditor	6.7

Claim Notice	12.2(a)

Claimed Amount	12.2(a)

Closing	5.1

Closing Date	5.1

Company	Preamble

Company Intellectual Property Rights	6.11(a)

Company Option Consideration	4.3(a)

Company Warrant Consideration	4.3(a)

Consenting Parties	15.8

Continued Employee	10.8(b)

Continuing Employee Benefit Plans	10.8(a)

Contracts	6.10

Cooley	15.8

DGCL	Recitals

Disclosure Schedules	6

Dispute Notice	4.7(c)

Disputed Amount	12.2(a)(ii)

Disputed Matter	15.4(a)

Disputes	15.8

Dissenting Shares	4.5

Dissenting Stockholders	4.5

Effective Time	2.3

EFX	Preamble

EFX Indemnified Losses	12.1(a)

EFX Indemnitee	12.1(a)

EFX Indemnitor	12.1(b)

Employee Benefit Plans	6.21(a)

Employment Documents	5.2(a)(i)(D)

Environmental Laws	6.20

Equifax 401(k) Plan	10.8(b)(i)

ERISA	6.21(a)

ERISA Affiliate	6.21(c)

ERISA Plans	6.21(a)

Escrow Agent	4.8(a)

Escrow Agreement	4.8(a)

Escrow Fund	4.8(a)

Escrowed Amount	4.8(a)

Exchange Agent	4.6(a)

Exchange Agreement	4.6(a)

Exchange Fund	4.6(a)

Final Allocation Schedule	4.4

Financial Statements	6.7

Funded Indebtedness Certificate	11.1(l)

HSR Filing	6.6

Indemnified Losses	12.1(b)

Indemnitees	12.1(b)

Indemnitors	12.1(b)

Intellectual Property Rights	6.11(a)

Interim Financial Statements	6.7

Investment	6.3

June Edition	11.1(o)

Letter of Transmittal	4.6(b)

Merger	Recitals

Merger Consideration	2.1

Merger Sub	Preamble

Most Recent Balance Sheet	6.7

Most Recent Balance Sheet Date	6.7

Non-Compete Agreement	5.2(a)(i)(D)

Offer Letter	5.2(a)(i)(D)

Open Source Software	6.11(f)

Optionholders	4.4

Options	6.4(b)

Pension Benefit Plans	6.21(c)

Preliminary Allocation Schedule	4.4

Proprietary Technology	6.11(a)

Real Property	6.17

Real Property Lease	6.17

REP	Preamble

Requisite Stockholder Approval	10.5

Response	12.2(a)(ii)

Returns	6.19(a)

Rules	15.4(c)

Securityholders	4.6(a)

Securityholders’ Agreed Amount	12.2(b)(ii)

Securityholders’ Claim Notice	12.2(b)(i)

Securityholders’ Claimed Amount	12.2(b)(i)

Securityholders’ Escrow Agreement	4.8(a)

Securityholders’ Disputed Amount	12.2(b)(ii)

Securityholders’ Representative	4.7(a)

Securityholders’ Representative Fund	4.8(a)

Securityholders’ Representative Fund Escrowed Amount	4.8(a)

Seller Indemnified Losses	12.1(b)

Seller Indemnitee	12.1(b)

Seller Indemnitor	12.1(a)

Stockholder Certificates	4.6(a)

Stockholder Support Agreements	Recitals

Survival Period	13.1

Surviving Corporation	2.2

Termination Date	9.2

Transaction Expenses	10.3

Transaction Expenses Certificate	11.1(k)

Update	10.10(a)

Warrantholders	4.4

Warrants	6.4(b)

Section 1.3                Interpretation.  In interpreting this Agreement, the following rules of construction shall apply:

(a)           The headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

(b)           Where the context requires, the use of the singular form in this Agreement will include the plural, the use of the plural will include the singular, and the use of any gender will include any and all genders.

(c)           The word “including” (and, with correlative meaning, the word “include”) means that the generality of any description preceding such word is not limited, and the words “shall” and “will” are used interchangeably and have the same meaning.

(d)           References in this Agreement to “Appendices”, “Articles”, “Sections”, or “Exhibits” shall be to Appendices, Articles, Sections or Exhibits of or to this Agreement unless otherwise specifically provided.

(e)           References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(f)            References to any statute and related regulation shall include any amendments of the same and any successor statutes and regulations.

(g)           References to any Person include the successors and permitted assigns of such Person.

(h)           References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.

(i)            Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted in accordance with GAAP.

ARTICLE II.                                                                     THE MERGER CONSIDERATION; THE MERGER

Section 2.1                The Merger Consideration.  Subject to adjustment and reduction as set forth herein, the aggregate consideration to be delivered by EFX to or for the benefit of the Stockholders, the Optionholders and the Warrantholders in connection with the Merger shall be the sum of $124,000,000 (the “Merger Consideration”).

Section 2.2                The Merger.  At the Effective Time, upon and subject to the terms and conditions of this Agreement and in accordance with Section 251 of the DGCL, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation and the Surviving Corporation shall be a wholly-owned subsidiary of EFX.  Company as the surviving corporation after the Merger is sometimes referred to in this Agreement as the “Surviving Corporation”.

Section 2.3                The Effective Time.  The Merger shall become effective at such time as Company and Merger Sub file the Certificate of Merger in substantially the form attached hereto as Exhibit A in accordance with Section 251 of the DGCL with the Secretary of State of the

State of Delaware, or such later time as Company and Merger Sub shall specify in the Certificate of Merger (the “Effective Time”).

Section 2.4                Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Section 251 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights, privileges, immunities, franchises and powers of Company and Merger Sub shall vest in Surviving Corporation, and all duties, liabilities, debts and obligations of Company and Merger Sub shall become the duties, liabilities, debts and obligations of the Surviving Corporation.

ARTICLE III.                                                                THE SURVIVING CORPORATION

Section 3.1                Certificate.  The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation immediately following the Effective Time, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation.

Section 3.2                Bylaws.  The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation, and such bylaws.

Section 3.3                Board of Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial board of directors of the Surviving Corporation, each of such directors to serve until his or her successor is duly elected and qualified.

Section 3.4                Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in their respective positions as with Merger Sub, each of such officers to serve until the earlier of their resignation, removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE IV.                                                                 CONVERSION OF COMPANY SHARES; COMPANY OPTIONS

Section 4.1                Conversion of Company Shares.

(a)           Common Stock.  As of the Effective Time, each share of Common Stock that is issued and outstanding at the Effective Time (but before cancellation thereof by operation of the Merger) except for Dissenting Shares will, by virtue of the Merger and without any action on the part of any holder thereof, automatically be cancelled and extinguished and converted into the right to receive:

(i)                                    an amount in cash equal to the Per Share Net Participation Amount, without interest; plus

(ii)                                an amount in cash equal to the Per Share Excess Cash Amount, without interest; plus

(iii)                            an amount in cash equal to the Per Share Exercise Price Proceeds Amount; plus

(iv)                             a conditional amount of cash equal to the Per Share Escrow Amount (plus interest to the extent set forth in the Escrow Agreement); plus

(v)                                 a conditional amount of cash equal to the Per Share Securityholders’ Representative Fund Escrow Amount (plus interest to the extent set forth in the Securityholders’ Escrow Agreement).

(b)           Company Treasury Shares.  Each Company Share held in Company’s treasury immediately prior to the Effective Time will, by virtue of the Merger automatically be cancelled and retired without payment therefor, and all rights in respect thereto shall cease to exist.

Section 4.2                Conversion of Merger Sub Shares.  Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of any holder thereof, automatically be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

Section 4.3                Company Options and Company Warrants.

(a)           Immediately prior to the Effective Time, and by operation of the provisions of this Agreement, each outstanding Company Option and Company Warrant set forth on Schedule 4.3(a) that remains outstanding and for which the Company has not received a duly executed notice of exercise and tender of the exercise or strike price therefor (whether or not conditioned on the Closing) on or prior to the date that is two (2) Business Days prior to the Closing, shall be exercised and deemed exercised, canceled, extinguished and converted into the right to receive, on behalf of the named holder of such Company Option or Company Warrant, as applicable, cancelled and extinguished and converted into the right to receive (such amount in respect of a Company Option being the “Company Option Consideration,” and such amount in respect of a Company Warrant being the “Company Warrant Consideration”):

(i)                                    an amount in cash equal to the Per Share Net Participation Amount, without interest; plus

(ii)                                an amount in cash equal to the Per Share Excess Cash Amount, without interest; plus

(iii)                            an amount in cash equal to the Per Share Exercise Price Proceeds Amount; plus

(iv)                             a conditional amount of cash equal to the Per Share Escrow Amount (plus interest to the extent set forth in the Escrow Agreement); plus

(v)                                 a conditional amount of cash equal to the Per Share Securityholders’ Representative Fund Escrow Amount (plus interest to the extent set forth in the Securityholders’ Escrow Agreement); minus

(vi)                             the Advanced Exercise Price.

In connection with such exercise and deemed exercise, the Company shall advance and be deemed to have advanced the relevant Advanced Exercise Price in respect of each such Company Option and Company Warrant on behalf of each such Optionholder and Warrantholder, which Advanced Exercise Price shall in each case be repaid and deemed repaid by such former Optionholder and Warrantholder by the subtraction in (vi) of the Company Option Consideration and the Company Warrant Consideration, as applicable.  Thereafter, without impairing the rights of the former Optionholders or former Warrantholders to receive payments of the Company Option Consideration or Company Warrant Consideration, as applicable, to the extent set forth herein, such former Optionholders and former Warrantholders shall, as of the Effective Time, cease to have any further right or entitlement to acquire any Common Stock or any shares of capital stock of EFX or the Surviving Corporation under the cancelled Company Options or Company Warrants, as the case may be.

(b)           EFX and REP will jointly direct the Exchange Agent to withhold from the cash payments made with respect to Company Options held by current and former employees of Company, in lieu of paying the withheld amounts to those holders of Company Options, all Withholding Taxes related to the amount received by such former holder of Company Options (but not including any Withholding Taxes relating to such holder’s Per Share Escrow Amount or Per Share Securityholders’ Representative Fund Escrow Amount, which shall be as set forth in Section 4.3(c) such amounts to be disbursed to the Surviving Corporation by the Exchange Agent.  After the Closing, EFX will timely file, or will cause the Surviving Corporation to timely file, any related returns of such Withholding Taxes and will timely remit, or cause the timely remission of, these withheld amounts to the taxing authorities entitled to receive the same.  EFX will be responsible for paying the employer’s share of social security, Medicare, unemployment insurance and other employer taxes with respect to the cash payments made with respect to Company Options held by current and former employees of Company pursuant to this Section 4.3(b) and Section 4.3(c).

(c)           EFX and REP will jointly direct the Escrow Agent to withhold from the cash payments made from the Escrow Fund or the Securityholders’ Representative Fund (as applicable) with respect to Company Options held by current and former employees of Company, in lieu of paying the withheld amounts to such holders, all Withholding Taxes related to the amount received by such holders from the Escrow Fund and/or the Securityholders’ Representative Fund, such amount to be disbursed to the Surviving Corporation by the Escrow Agent.  Promptly thereafter, EFX will timely file, or will cause the Surviving Corporation to timely file, any related returns of such Withholding Taxes and will timely remit, or cause the timely remission of, these withheld amounts to the taxing authorities entitled to receive the same.

(d)           Company agrees to take all other actions necessary or appropriate so that, immediately following the Effective Time and as a result of the Merger, (i) no options, warrants or other rights to acquire any Company Shares or any securities, debt or other rights convertible into or exchangeable or exercisable for shares of Company’s capital stock are outstanding (other than Company Options to be cancelled pursuant to Section 4.3 or Company Warrants to be cancelled pursuant to Section 4.3), and (ii) no Person other than the Stockholders, the Optionholders and the Warrantholders prior to the Closing shall have any right, title or interest in or to the ownership of Company or the Surviving Corporation or any securities issued by Company or the Surviving Corporation, and (iii) the Stockholders on and after the Closing shall have no right, title or interest in or to Company or the Surviving Corporation or any securities of Company or the Surviving Corporation, other than the right to payments of cash in the manner described herein, and (iv) no Person holding Company Shares, Company Options or Company Warrants or rights to acquire Company Shares, Company Options or Company Warrants shall by virtue of any such securities have any right to acquire any securities of EFX.

Section 4.4                Preliminary Allocation of Consideration.  Company has prepared a preliminary summary of the allocation of consideration payable to holders of Company Shares, Company Options and Company Warrants contemplated by this Article 4, which is attached to this Agreement as Exhibit B (the “Preliminary Allocation Schedule”), based on, among other things, certain assumptions concerning the exercise of Company Options and Company Warrants, but excluding any assumptions concerning (i) estimated Withholding Taxes or (ii) any claims against the Escrow Fund or (iii) any claims against the Securityholders’ Representative Fund.  The parties acknowledge and agree that Company and EFX will jointly amend Exhibit B as of the Effective Time to (i) reflect the allocation of proceeds then required by this Agreement and the respective applicable rights of Company Shares, Company Options and Company Warrants, (ii) reflect Withholding Taxes and (iii) instruct the Exchange Agent as to the portion of the Exchange Fund payable as of the Effective Time to specific holders of Company Shares, Company Options and Company Warrants (the “Final Allocation Schedule”).  The parties acknowledge that the aggregate dollar amount allocated to the Stockholders and holders of Company Options (each an “Optionholder” and collectively the “Optionholders”) and holders of Company Warrants (each a “Warrantholder” and collectively the “Warrantholders”) at the Closing may differ from the Preliminary Allocation Schedule based upon (i) Withholding Taxes and (ii) the number of Company Shares issued or deemed issued as of the Effective Time pursuant to Company Options, Company Warrants and other outstanding securities of Company convertible into or exercisable for Company Shares.

Section 4.5                Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Company Shares held by holders thereof who have not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which dissenters’ rights shall have been properly exercised and perfected in accordance with Section 262 of the DGCL (the “Dissenting Shares”, with such holders thereof referred to herein as, the “Dissenting Stockholders”), shall not be converted into or represent the right to receive the consideration which the holders of Outstanding Company Shares are entitled to receive pursuant to Section 4.1, and holders of such Dissenting Shares shall be entitled to receive only the payment provided for by Section 262 of the DGCL, unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to demand payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon cease to be “Dissenting Shares” and shall be deemed to have been converted into and have become exchangeable for, as of the Effective Time, as described in Section 4.1, the right to receive the consideration set forth in such provisions, without any interest thereon.  Company shall give EFX prompt notice of any demands for payment for Dissenting Shares pursuant to Section 262 of the DGCL received by Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Company and EFX shall direct all negotiations and proceedings with respect to demands for payment pursuant to Section 262 of the DGCL.  Company shall not, except with the prior written consent of EFX or as otherwise required by applicable law, make any payment with respect to any such demands for payment or offer to settle or settle any such demands.

Section 4.6                Exchange of Certificates.

(a)           After approval of this Agreement in accordance with Section 10.5, and prior to the Effective Time, pursuant to an exchange agreement (the “Exchange Agreement”) in the form attached hereto as Exhibit C, EFX will designate Continental Stock Transfer & Trust Co., as exchange agent (the “Exchange Agent”):

(i)                                    to receive the Exchange Fund Amount in a segregated account (the “Exchange Fund”);

(ii)                                to make a payment from the Exchange Fund of the Escrowed Amount in accordance with Section 5.2(c) to the Escrow Agent;

(iii)                            to make a payment from the Exchange Fund of the Securityholders’ Representative Fund Escrowed Amount in accordance with Section 5.2(c) to the Escrow Agent,

(iv)                             to make payments from the Exchange Fund in accordance with the Final Allocation Schedule to the Stockholders upon surrender of certificates held by such Stockholders that, immediately prior to the Effective Time, represented outstanding Company Shares that have been converted into the right to receive amounts pursuant to Section 4.1 (or affidavits of loss therefor in accordance with Section 4.6(d) (“Stockholder Certificates”);

(v)                                 to make the payments to the Optionholders and Warrantholders from the Exchange Fund in accordance with the Final Allocation Schedule upon delivery by the Optionholders or Warrantholders, as the case may be, of the proper documentation for the Company Options or Company Warrants held by such Optionholders or Warrantholders that, immediately prior to the Effective Time, represented outstanding Company Options or Company Warrants that have been exercised, deemed exercised and converted pursuant to Section 4.3;

(vi)                             to make the payments to the Stockholders who became Stockholders upon the exercise of Company Options prior to the Effective Time to the extent the exercise price portion thereof was withheld pending the Company’s receipt of the exercise price therefor;

(vii)                         to make the payments of Transaction Expenses as set forth in the Transaction Expense Certificate;

(viii)                     to make the payments of Funded Indebtedness as set forth in the Funded Indebtedness Certificate; and

(ix)          to make required payments to Dissenting Stockholders, if any, from the Exchange Fund in accordance with Section 4.5 upon delivery of the proper documentation, limited to the amounts such Dissenting Stockholders would have received from the Exchange Agent had such Stockholders not been Dissenting Stockholders.  On the Closing Date, EFX shall deliver the Exchange Fund Amount to the Exchange Agent by wire transfer, in trust for the benefit of the Stockholders, Optionholders and Warrantholders (collectively, the “Securityholders”), to be distributed as set forth in this Agreement and the Exchange Agreement.

(b)           If any Stockholder Certificates are not surrendered at Closing by the registered holders thereof, as soon as practicable after the Effective Time (but in no event later than five (5) Business Days thereafter), EFX shall cause the Exchange Agent to send a notice and a transmittal form to each such Securityholder at the address of record with the Company advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent their Stockholder Certificates, Company Options or Company Warrants in exchange for the portion of the amounts payable pursuant to Section 4.1 or Section 4.3, as applicable, in the form attached hereto as Exhibit D (the “Letter of Transmittal”).  Each Securityholder, upon proper surrender of the documentation to the Exchange Agent in accordance with this Section 4.6 or the instructions in such notice, shall be entitled to receive in exchange therefor (without interest) the portion of the amounts payable to such Securityholder pursuant to Section 4.1 or Section 4.3, as applicable.  Until properly surrendered, each Stockholder Certificate, Company Option and Company Warrant shall be deemed for all purposes to evidence only the right to receive the amounts payable for such Stockholder Certificate, Company Option or Company Warrant pursuant to Section 4.1 or Section 4.3, as applicable.  Subject to Section 4.6(d), Securityholders shall not be entitled to receive any amounts to which they would otherwise be entitled hereunder until the applicable Stockholder Certificate and, in the case of Company Option or Company Warrant, the applicable Letter of Transmittal is properly surrendered in accordance with this Section 4.6.

(c)           If any portion of the consideration described in Section 4.1 or the Company Option Consideration or Company Warrant Consideration described in Section 4.3 is to be delivered to a Person other than the Person in whose name the Stockholder Certificate surrendered in exchange therefor is registered or otherwise documented, it shall be a condition to the delivery of such portion of the consideration otherwise payable that (i) the Stockholder Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed (or accompanied by appropriate stock powers) with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, (ii) such transfer shall otherwise be proper, and (iii) the Person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.  Notwithstanding the foregoing, neither the Exchange Agent nor any party shall be liable to a Securityholder for any portion of the consideration payable to such holder pursuant to Section 4.1 that are properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)           If any Stockholder Certificate, Company Option or Company Warrant shall have been lost, stolen or destroyed, upon the receipt of (i) an affidavit of that fact by the Person claiming such Stockholder Certificate, Company Option or Company Warrant to be lost, stolen or destroyed, (ii) such indemnity as the Exchange Agent or EFX may reasonably require, and (iii) any other documents necessary in the reasonable opinion of the Exchange Agent, to evidence and effect the bona fide exchange thereof, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, Company Option or Company Warrant the amounts payable in exchange therefor pursuant to Section 4.1 or Section 4.3, as applicable.

(e)           Notwithstanding the foregoing, if any Stockholder Certificate shall not have been issued with respect to any Company Option or Company Warrant exercised after the date of this Agreement and prior to the Effective Time, the applicable Stockholder shall not be required to deliver a stock certificate with respect thereto pursuant to this Section 4.6, provided such Stockholder has submitted a Letter of Transmittal to the Exchange Agent.

(f)            Any portion of the Exchange Fund that remains undistributed on the date that is six (6) months after the Effective Time shall be delivered to EFX, upon demand, and any Securityholder who has not previously complied with this Section 4.6 shall thereafter look only to EFX, as a general unsecured creditor, for payment of the amounts it is entitled to receive pursuant to Section 4.1 or Section 4.3, as applicable, upon and subject to compliance with the applicable provisions of this Article 4.

Section 4.7                Securityholders’ Representative.

(a)           In order to efficiently administer the transactions contemplated hereby, including the defense or settlement of any claims for which Stockholders, Optionholders and Warrantholders may be required to indemnify any Indemnitee pursuant to Article 12 hereof, REP is hereby designated as the sole representative of the Securityholders (the “Securityholders’ Representative”).

(b)           Securityholders’ Representative is authorized and directed (i) to take all action after the Effective Time necessary in connection with the transactions contemplated hereby in the case of all Securityholders, or the defense or settlement of any claims for which Stockholders, Optionholders and Warrantholders may be required to indemnify EFX or the Surviving Corporation pursuant to Article 12 hereof in the case of the Stockholders, the Optionholders and the Warrantholders, (ii) to give and receive all notices required to be given under this Agreement after the Effective Time in the case of all Securityholders, and (iii) to take any and all action after the Effective Time as is contemplated to be taken by or on behalf of the Securityholders by the terms of this Agreement.

(c)           In the event that the Securityholders’ Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Securityholders owning or having the right to acquire, prior to the Closing, a majority of the Outstanding Company Shares are authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(d)           All decisions and actions by the Securityholders’ Representative, including any agreement between the Securityholders’ Representative and EFX relating to the defense or settlement of any claims for which Securityholders may be required to indemnify any of the EFX Indemnitees pursuant to Article 12 hereof, shall be binding upon all of Securityholders, and no Securityholder shall have the right to object, dissent, protest or otherwise contest the same.

(e)           The Securityholders’ Representative shall not have any liability to EFX or the Surviving Corporation pursuant to any action taken or omitted by it in its capacity as the Securityholders’ Representative while acting in good faith and without gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(f)            The Securityholders’ Representative Fund shall be available to indemnify and hold the Securityholders’ Representative harmless against any liability, loss, damage, penalty, fine, cost or expense incurred by the Securityholders’ Representative without gross negligence or bad faith on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of his duties under this Agreement and the Escrow Agreement.  The Securityholders’ Representative shall be entitled to advancement of and/or to recover any out-of-pocket costs and expenses reasonably incurred or to be incurred by the Securityholders’ Representative in connection with actions taken by the Securityholders’

Representative pursuant to the terms of this Agreement and the Escrow Agreement (including the hiring of legal counsel and financial, tax or accounting advisors and the incurring of any fees and costs related thereto) from the Securityholders’ Representative Fund, without the requirement of any consent or approval by EFX.

(g)           In addition to the foregoing:

(i)                                    EFX shall be entitled to rely conclusively on the instructions and decisions of the Securityholders’ Representative as to the settlement of any claims for indemnification by any of the Indemnitees pursuant to Article 12 hereof, or any other actions required or permitted to be taken by the Securityholders’ Representative hereunder, and no party hereunder shall have any cause of action against EFX for any action taken by EFX in reliance upon the instructions or decisions of the Securityholders’ Representative;

(ii)                                all actions, decisions and instructions of the Securityholders’ Representative shall be conclusive and binding upon all Securityholders and no Securityholder shall have any cause of action against the Securityholders’ Representative for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, except for gross negligence or bad faith by the Securityholders’ Representative in connection with the matters described in this Section 4.7;

(iii)                            the provisions of this Section 4.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the transactions contemplated by this Agreement;

(iv)                             remedies available at law for any breach of the provisions of this Section 4.7 are inadequate; therefore, EFX shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if EFX brings an action to enforce the provisions of this Section 4.7; and

(v)                                 the provisions of this Section 4.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Securityholder, and any references in this Agreement to a Securityholder shall mean and include the successors to such Securityholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

Section 4.8                Escrow Arrangement.

(a)           On the Closing Date, the Exchange Agent will deliver to SunTrust Bank, a Georgia banking corporation (the “Escrow Agent”) by wire transfer of immediately available funds, an amount equal to $12,400,000 (the “Escrowed Amount”) plus an amount equal to $500,000 (the “Securityholders’ Representative Fund Escrowed Amount”) which amounts shall deposited with the Escrow Agent.  The Indemnity Portion of the Escrow Fund shall be held for the purpose of satisfying any indemnification or other claims of any EFX Indemnitee (including, after the Closing, the Surviving Corporation) under Article 12.  The Escrowed Amount, together with all accrued interest thereon, except as provided in the Escrow Agreement, is referred to in this Agreement as the “Escrow Fund”, and the Securityholders’ Representative

Fund Escrowed Amount, together with all accrued interest thereon, is referred to in this Agreement as the “Securityholders’ Representative Fund”.  The Escrow Fund shall be held by the Escrow Agent pursuant to the terms of the agreement among the Escrow Agent, EFX and the Securityholders’ Representative in the form attached to this Agreement as Exhibit E (the “Escrow Agreement”).  The Securityholders’ Representative Fund shall be held by the Escrow Agent pursuant to the terms of the agreement among the Escrow Agent and the Securityholders’ Representative in the form attached to this Agreement as Exhibit F (the “Securityholders’ Escrow Agreement”).

(b)           Each of the Escrow Fund and the Securityholders’ Representative Fund shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Person and shall be held and disbursed solely for the purposes and in accordance with the respective terms thereof.

(c)           Any interest, income or earnings on each of the Escrowed Amount and the Securityholders’ Representative Fund shall be paid as provided in the Escrow Agreement and the Securityholders’ Escrow Agreement, respectively.

Section 4.9                No Further Rights.  From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates formerly representing Company Shares shall cease to have any rights with respect thereto except as provided herein or by law.

Section 4.10             Closing of Transfer Books.  At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Shares shall thereafter be made.  If, after the Effective Time, Certificates or other instruments formerly representing Company Shares or the right to acquire Company Shares effective at the Closing are presented to EFX or the Surviving Corporation, they shall be cancelled and exchanged for the right to receive the consideration described in Section 4.1, subject to Section 4.8 and the right receive amounts pursuant to applicable law in the case of Dissenting Shares.

Section 4.11             Further Action.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

Section 4.12             Taxes.  Notwithstanding any other provision in this Agreement, EFX shall instruct the Exchange Agent to withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement or Securityholders’ Escrow Agreement) if such withholding is required by law and to collect Forms W-8 or W-9, as applicable, from any Stockholders, Optionholders or Warrantholders.

ARTICLE V.                                                                      CLOSING; DELIVERIES

Section 5.1                Closing.  Subject to earlier termination of this Agreement pursuant to Article 14, the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kilpatrick Stockton LLP, 1100

Peachtree Street, Atlanta, Georgia 30309, at 10:00 a.m., Atlanta time, on the second (2nd) Business Day after all the conditions set forth in Article 11 hereof (other than those conditions which by their nature are to be satisfied as of the Closing, which conditions shall have been satisfied or waived as of such time) have been satisfied or waived in writing (“Closing Date”).

Section 5.2                Transactions and Documents at Closing.

(a)           At the Closing:

(i)            The Company and REP, as applicable, shall deliver or cause to have been delivered the following documents and take or cause to be taken the following actions:

(A)                               Company shall deliver and file the Certificate of Merger with the Secretary of State of the State of Delaware to effect the Merger;

(B)                               from REP, the Escrow Agreement duly executed by such parties;

(C)                               from REP, the Exchange Agreement duly executed by such parties;

(D)                               from each of the Persons (A) identified on Schedule 5.2(a)(i)(D) attached hereto an executed offer letter in the form attached hereto as Exhibit G-1 (the “Offer Letter”) and (B) identified on Schedule 5.2(a)(i)(D) attached hereto an executed non-compete agreement in the form attached hereto as Exhibit G-2 (the “Non-Compete Agreement”, together with the Offer Letter, the “Employment Documents”);

(E)                               from Cooley Godward Kronish LLP, legal counsel to Company, a legal opinion addressed to EFX dated the Closing Date in the form attached hereto as Exhibit H;

(F)                                from each director and officer of Company, his or her written resignation in respect of his or her positions with Company; and

(G)                              from each Person identified on Schedule 11.1(g), their written consent as required by Section 11.1(g).

(b)           At the Closing:

(i)            EFX shall deliver or cause to have been delivered the following documents and take or cause to be taken the following actions:

(A)                               from EFX and Merger Sub to the Exchange Agent by wire transfer of immediately available funds, the Exchange Fund Amount;

(B)                               from EFX, the Escrow Agreement duly executed by EFX;

(C)                               from EFX, the Exchange Agreement duly executed by EFX; and

(D)                               from EFX, the Offer Letters duly executed by EFX.

(c)           At the Closing:

(i)            Company, EFX and Merger Sub shall cause the Exchange Agent to take or cause to be taken the following actions:

(A)                               distribute to EFX an aggregate amount from the Exchange Fund equal to any applicable Withholding Taxes related to the holders of Company Options (but not including any Withholding Taxes relating to such holders’ Per Share Escrow Amounts);

(B)                               distribute to the applicable Persons amounts from the Exchange Fund equal to the Funded Indebtedness owing to such Persons, pursuant to Section 11.1(l);

(C)                               distribute to the applicable Persons amounts from the Exchange Fund equal to the Transaction Expenses owing to such Persons, pursuant to Section 11.1(k); and

(D)                               distribute to the Escrow Agent the Escrowed Amount and the Securityholders’ Representative Fund Escrowed Amount.

(d)           All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing).

Section 5.3                Additional Action.  The Surviving Corporation may, at any time and from time to time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either Company or Merger Sub, reasonably required in order to consummate and give effect to the transactions contemplated by this Agreement.

ARTICLE VI.                                                                 REPRESENTATIONS AND WARRANTIES OF COMPANY

Contemporaneously with the execution and delivery of this Agreement, Company has delivered to EFX and Merger Sub a set of disclosure schedules dated as of the date of this Agreement (collectively, the “Disclosure Schedules”) setting forth certain information in connection with the representations and warranties of the Company set forth in this Article 6.  The disclosures set forth in a Disclosure Schedule qualify only those representations and warranties specifically referenced and referred to in such Disclosure Schedule as relating to such disclosures and a disclosure related to any particular representation and warranty shall not qualify any other representation and warranty unless so expressly stated; provided, however, that if it is readily apparent from the text of the disclosure that an item disclosed in one section or subsection of a Disclosure Schedule is omitted from another paragraph or subsection where such disclosure would be appropriate, such item shall be deemed to have been disclosed with respect to such paragraph or subsection of a relevant Disclosure Schedule from which such item is omitted.  Company represents and warrants to EFX and Merger Sub that except as set forth in the Disclosure Schedules (in the manner described herein), each of the representations, warranties and statements in the following Sections of this Article 6 is true and correct as of the date of this Agreement and again as at the Closing Date (except to the extent such changes result from actions taken by the Company that are permitted or required by the covenants set forth in this Agreement), except to the extent such representation, warranty or statement speaks as of an earlier date, in which case such representation, warranty or statement is true and correct as of such earlier date:

Section 6.1                Organization; Qualifications; Corporate Power.  Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business as presently conducted.  Company is qualified or licensed to do business as a foreign corporation in all jurisdictions identified on Schedule 6.1.  Company has provided EFX with complete and accurate copies of (i) the minutes and other similar records of meetings or consent actions of the Stockholders and the Board of Directors (and committees of the Board of Directors), which contain all records of meetings and consent actions taken in lieu thereof by the Stockholders and the Board of Directors (and committees of the Board of Directors) pursuant to which any formal action was taken, and show all corporate actions taken by such stockholders and such directors, and any committees thereof, for Company, (ii) the share transfer records, which reflect fully all issuances, transfers and redemptions of the capital stock of Company since the date of its incorporation; and (iii) the Certificate of Incorporation and Bylaws.

Section 6.2                Authorization.  Company has all requisite power and authority to execute and deliver this Agreement and, subject to Requisite Stockholder Approval, to perform its obligations hereunder.  The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by Requisite Stockholder Approval, the performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company.  Without limiting the generality of the foregoing, the Board of Directors of Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair to, advisable and in the best interests of Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of Company for their approval and adoption and resolved to recommend that the stockholders of Company vote in favor of the approval and adoption of this Agreement and the approval of the Merger.  This Agreement has been duly and validly executed and delivered by Company and constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

Section 6.3                Subsidiaries and Affiliates.  Company does not own nor does it have any interest, direct or indirect, or any commitment to purchase or otherwise acquire, any Investment, direct or indirect, in any Person.  For purposes of this Section 6.3, “Investment”

shall mean loans, capital stock, partnership interests, other equity interests and other debt and equity instruments, other than cash equivalents reflected on the Most Recent Balance Sheet.

Section 6.4                Ownership of Capital Stock.

(a)           The authorized capital stock of Company consists of:  (i) 20,000,000 shares of Common Stock and (ii) 20,000 shares of Preferred Stock.  As of the date of this Agreement, 12,117,159 shares of Common Stock are issued and outstanding, 4,890,000 shares of Common Stock are reserved for issuance pursuant to the Option Plan, which reserved amount includes 522,000 shares of Common Stock previously reserved for issuance pursuant to the ISO Plan, and no shares of Preferred Stock are issued and outstanding.  Of such 4,890,000 shares of Common Stock reserved for issuance pursuant to the Option Plan and the ISO Plan, as of the date of this Agreement, and Company Options to purchase 3,349,300 shares of Common Stock are outstanding.  No shares of Company capital stock are held in the treasury of Company.

(b)           Schedule 6.4 sets forth a complete and accurate list, as of the date of this Agreement, of (i) all Stockholders of Company, indicating the number of Company Shares held by each, the state of residence or jurisdiction of incorporation or organization of each Stockholder, and (ii) all outstanding Company Options to purchase Company Shares pursuant to the Option Plan, the ISO Plan or otherwise (“Options”) all warrants to purchase Company Shares (“Warrants”), indicating (A) the holder thereof, the state of residence or jurisdiction of incorporation or organization of such holder and whether such holder is or was an employee of Company and if the holder of such rights is no longer an employee of Company, the date such holder’s rights to purchase shares expires under the agreement evidencing or granting such rights, (B) the number of Company Shares subject to each such Option and Warrant, (C) the exercise price, date of grant, and expiration date for each Option or Warrant, (iii) any stock or equity-related plans of Company, and (iv) any other agreements, convertible securities or other commitments pursuant to which Company is or may become obligated to issue any shares or other securities of Company.  All of the Options and Warrants will terminate and be of no further force or effect at the Effective Time, except in the case of any Warrants which have not been exercised or terminated at the Effective Time, which such unexercised Warrants will thereafter be exercisable only for an amount in cash equal to the Company Warrant Consideration, in each case times the number of shares of Common Stock for which such Company Warrant was theretofore exercisable, and none of Company, EFX, Merger Sub or the Surviving Corporation shall, thereafter, have any liability or obligation, including any obligation to pay any consideration, with respect thereto.

(c)           All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Company Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, and nonassessable.  No Person has, and immediately upon consummation of the Merger and the other transactions contemplated by this Agreement no Person will have, any preemptive or similar rights to purchase or otherwise acquire any capital stock or other security of Company pursuant to the DGCL or any agreement to which Company is a party or to which it may be subject or by which it may be bound.  All of the issued and outstanding Company Shares and all other capital or other securities previously issued and outstanding of Company or any of its predecessors, were offered, issued and sold in accordance with all applicable securities Laws.  Company is not subject to any obligation to repurchase or otherwise acquire or retire any of its capital stock, and Company has no Liability for dividends declared or accrued, but unpaid, with respect to its capital stock.  Except as set forth on Schedule 6.4, Company has not purchased or redeemed any of its capital stock, and has not paid any dividend or made any other payment to its stockholders in such capacity within the past year.  Other than the Company Options and Warrants listed on Schedule 6.4, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Company is a party or which are binding upon Company providing for the issuance or redemption of any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Company.  Other than as set forth on Schedule 6.4, there are no agreements to which Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or any foreign securities Law, or sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights, or “drag-along” rights) of any securities of Company, nor any Actions relating thereto.

Section 6.5                No Conflicts.  Except as set forth on Schedule 6.5, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Company will not (a) violate any Law applicable to Company or any of its properties or assets or (b) with due notice or lapse of time, or both, conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, indenture, mortgage, lease or other material written contract, agreement or instrument to which Company is a party or by which it or any of its properties or assets is bound or affected, or result in the creation of any Lien upon any of the properties or assets of Company under the Certificate of Incorporation or Bylaws.

Section 6.6                No Consent or Approval Required.  Except as set forth on Schedule 6.6, no consent of any Person and no consent, approval or authorization of, or declaration to or filing with, any court or any Government is required of Company for the valid authorization, execution and delivery of this Agreement, or for the consummation of the transactions contemplated hereby, other than for (i) the Government approval required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations and rules promulgated pursuant thereto (the “HSR Filing”) and (ii) the filing of the Certificate of Merger.

Section 6.7                Financial Statements; No SEC Filings.  Schedule 6.7(a)  contains the financial statements of Company, as audited by BDO Seidman (“Company Auditor”), consisting of a balance sheet and the related statements of operations, changes in stockholders’ equity, and of cash flows, together with any related notes and schedules for the periods as at and ending September 30, 2008, with the unqualified opinion of Company Auditor thereon (collectively, the “Audited Financial Statements”).  Except as set forth on Schedule 6.7(b), the Audited Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition of Company as at the respective dates thereof and the results of its operations and cash flows for the periods then ended and are consistent with the books and records of Company.  Schedule 6.7(c)  contains the unaudited financial statements of Company for the eleven-month period ending at August 31, 2009 and an unaudited balance sheet as of August 31, 2009 (the “Most Recent Balance Sheet”, with such date referred to as the “Most Recent Balance Sheet Date”) as of such date (the “Interim Financial Statements”; together with the Audited Financial Statements, the “Financial Statements”).  Except as set forth on Schedule 6.7(d), the Interim Financial Statements have been prepared in accordance with GAAP consistently applied (except for the absence of required footnotes and subject to normal and recurring year-end audit adjustments not material in amount), present fairly in all material respects the financial position and the results of operations of the Business as conducted by Company as at and for the periods then ended, and are consistent with the books and records of the Company.  The Company has never been required to file any forms, notifications or reports with the SEC which it has not filed.

Section 6.8                Absence of Changes.  From the date of the Most Recent Balance Sheet and except as set forth on Schedule 6.8:

(a)                                 Company has not entered into any material transaction which was not in the ordinary course of business;

(b)                                 Company has not changed or amended in any material respect any contract set forth on Schedule 6.10(a) by which Company or any of its assets or properties, are bound or subject, except as contemplated by this Agreement;

(c)                                  there has been no mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of Company, except, with respect to tangible assets, in the ordinary course of business consistent with past practices;

(d)                                 there has been no damage or destruction (whether or not covered by insurance) affecting the Business, assets, properties, operations or condition (financial or otherwise), or results of operations of Company, in any material respect;

(e)                                  there has been no issuance of any bonds, notes or other securities of Company, or any agreement or commitment therefor (including options, warrants or rights or agreements or commitments to purchase such securities or grant such options, warrants or rights);

(f)                                   there has been no declaration or payment of a dividend on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock or other securities of Company, or any agreement or commitment therefor;

(g)                                 there has been no payment or credit to, or by and between, Company on the one hand and any Affiliated Person on the other, other than for employment compensation paid in the ordinary course of business and reimbursement of expenses in the ordinary course of business, nor has there been, or is there, any agreement or commitment therefor;

(h)                                 Company has not increased the amount of any compensation arrangement or agreement with any of its employees, officers or independent contractor in each case resulting in additional material liability for the Company or increased the rate of pay and provision of employee benefits and perquisites of its employees and independent contractors, in each case resulting in additional material liability for the Company;

(i)                                    there has been no resignation or termination of employment of any key officer, employee or independent contractor of Company and, to the Company’s Knowledge, there is no impending resignation or termination of employment of any such officer, employee or independent contractor;

(j)                                    there has been no hiring of any Person, and Company does not know of any impending hiring of any Person, reasonably projected to earn during any 12-month period in excess of $100,000;

(k)           there has been no change, except in the ordinary course of business, in the contingent obligations of Company (nor in any contingent obligation of Company regarding any of its respective officers, directors, employees, independent contractors or Stockholders) by way of guaranty, endorsement, indemnity, or warranty;

(l)            there have been no loans or advances made by Company to any of its respective officers, employees, independent contractors or stockholders, or to the Company’s Knowledge any of their immediate family members, or any agreement or commitment therefor (except for advances to employees for expenses in the ordinary course of business and consistent with past practice);

(m)          there has been no waiver or loss of any material right of Company, or the cancellation of any debt, claim or material contract or other agreement held by Company;

(n)           there has not been any satisfaction or discharge of any Lien or any payment of any obligation by Company, except in the ordinary course of business and consistent with past practices;

(o)           there has not been any change in the accounting methods, practices or policies followed by Company or any change in depreciation or amortization policies or rates theretofore adopted; and

(p)           there has been no occurrence that would violate or breach any of the covenants set forth in Section 9.1(b) had such covenants been applicable since the Most Recent Balance Sheet Date.

Section 6.9                Absence of Undisclosed Liabilities.  Except as set forth on Schedule 6.9, the Company does not have any Liabilities in the nature of off-balance sheet financing or that would be required to be reflected on a balance sheet prepared on a basis consistent with GAAP (excluding treatment of deferred revenues), except for those (i) reflected in, reserved against or shown on the Most Recent Balance Sheet or (ii) that were incurred after the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 6.10             Contracts and Commitments.  Except as disclosed on Schedule 6.10(a), Company is not a party to any written (a) contract with any labor union; (b) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of budgeted amounts; (c) contract for the employment of any officer, individual employee or other Person on a full-time basis or any contract with any Person on a consulting basis other than at-will arrangements; (d) agreement or indenture relating to the borrowing of money or to the placing of an Lien on any asset or property of Company, other than Permitted Liens; (e) guaranty of any obligation for borrowed money, the incurrence or maintenance of Funded Indebtedness, Capital Lease Obligations or other debt; (f) lease or agreement under which Company is lessee of or holds or operates any property, real or personal, owned by any other Person; (g) lease or agreement under which Company is lessor of or permits any Person to hold or operate any property, real or personal, owned or controlled by Company; (h) agreement or other commitment for capital expenditures in excess of $50,000 for any single project or $200,000 for a series of related projects; (i) contract, agreement or commitment under which Company is obligated to pay any broker’s fees, finder’s fees or any such similar fees, or any expense to any Person; (j) any agreement relating to the holding, sale or other transfer, voting or registration under the Securities Act of the capital stock or other securities of Company; (k) any agreement restricting or seeking to limit the right or ability of Company to engage in any business in any market or geographic location; (k) any agreement seeking to grant any contract counterparty “most favored nation” or similar treatment; and (l) any agreement that purports to be binding on any Affiliate of Company, as determined from time to time  (collectively, the “Contracts”).  Each Contract disclosed on Schedule 6.10(a) constitutes the valid and binding obligation of Company and, to the Knowledge of Company, the other parties thereto, enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.  Except as set forth on Schedule 6.10(b), neither Company nor to the Company’s Knowledge any other party thereto is in default of any material obligation thereunder and there exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a default by Company or, to the Company’s Knowledge, any other party thereunder of any material obligation thereunder.  The Company has delivered to EFX correct and complete copies of all Contracts listed on Schedule 6.10(a).

Section 6.11             Protection of Intellectual Property.

(a)           Schedule 6.11 sets forth a complete and accurate list of all Company Intellectual Property Rights, including all Proprietary Technology (other than for processes, trade secrets, know-how, common law trademarks and unregistered copyrights) that the Company uses or that is otherwise necessary for the conduct of the Business as presently conducted, together with a complete list of all material licenses granted by or to Company with respect to any of the above, other than licenses granted by Company pursuant to their standard form contracts or licenses to the Company for commercially available software (correct and complete copies of which have been delivered to EFX).  As used in this Agreement, “Intellectual Property Rights” means patents, patent applications, trademarks, trademark applications, trade names and service marks, service mark applications, copyrights and copyright applications.  “Company Intellectual Property Rights” means the Intellectual Property Rights that the Company owns, except to the extent set forth on Schedule 6.11 under the heading “Excluded Company Intellectual Property Rights.”  As used in this Agreement, “Proprietary Technology” means all source and object code, algorithms, architecture, structure, display screens, layouts, processes, inventions, trade secrets, know-how, development tools and other proprietary rights owned by Company and that pertain to any product or service manufactured, marketed or sold, by Company and all documentation and media constituting, the above, including manuals, memoranda, notebooks and records.

(b)           Prior to the date of this Agreement, Company has delivered to EFX true, correct and complete copies of all trademarks registrations, a list of all trademark applications, issued patents, patent applications, issued copyrights registrations with the Copyright Office and copyright applications evidencing Intellectual Property Rights. Except in respect of common law trademarks and unregistered copyrights, Company has made all filings and recordations required to protect and maintain its interest in the Company Intellectual Property Rights or has otherwise taken commercially reasonable steps to protect its Company Intellectual Property Rights.

(c)           The operation of the Business as now conducted by Company does not infringe any Intellectual Property Rights of any Person.  Except as set forth on Schedule 6.11(c) and except for customer contracts entered into in the ordinary course of business, there are no agreements contracts, or Orders to which Company is a party which indemnifies another Person with respect to infringements or other violations of any Intellectual Property Rights.

(d)           Except as set forth on Schedule 6.11(d), Company has not entered into any Agreement to pay a Person any royalties or fees to use that Person’s Intellectual Property Rights.

(e)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not constitute a breach of any license to the Company necessary for the operation of the Business as currently proposed to be conducted involving any Intellectual Property Rights to which Company is a party, nor will it cause or give a right of forfeiture or termination of, or any material adverse change in Company’s rights or usage of, any such Intellectual Property Rights.

(f)            No software that is open source, public source or freeware, or any modification or derivative thereof, including any version of software licensed pursuant to any GNU general public license or lesser general public license (collectively, “Open Source Software”) was or is incorporated into, integrated or bundled with any Proprietary Technology, except in each case for any such Open Source Software whose terms:  (i) do not grant any third party rights to, or otherwise impair the exclusive ownership of Company of, the modifications or improvements by Company to such software; (ii) do not require the distribution by Company of any source code; (iii) do not prohibit Company from charging a fee or otherwise restricts the ability of Company to seek compensation for any such software; (iv) allow use and distribution of such software in the manner used and distributed and proposed to be used and distributed by Company; and (v) do not contain any other material restrictions or obligations that Company has not complied with.

(g)           To Company’s Knowledge, no third party Person is using the Company Intellectual Property Rights without a license from Company or otherwise infringing the Company Intellectual Property Rights, including any employee, former employee, independent contractor or consultant of Company.  Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Company Intellectual Property Rights.  Where and when required by any of its customers, as set forth in their respective customer agreements with Company, Company has taken any and all contractually obligated measures to ensure the segregation of (A) data provided by such customer, (B) work product developed by Company for such customer, or (C) other intellectual property, which, for purposes of subclauses (A) and (B), the rights of which are vested in such customer, whether by contract or otherwise.  Where and when required by any of its customers, Company has required its employees to execute certain confidentiality and intellectual property related agreements.  All officers, directors, employees and consultants of Company having access to, or developing any Company Intellectual Property Rights owned by Company have executed and delivered an agreement regarding the protection of the proprietary information of Company, and a license or assignment to Company of all Intellectual Property Rights arising from the services performed by such Persons to the extent not already provided for under applicable law.  Company has not received any notice that any current or prior officer, director, employee, or consultant of Company claims or has a right to claim an ownership interest in any Intellectual Property Rights as a result of having been involved in the development or licensing of any such Intellectual Property Rights while employed by or consulting to Company.

Section 6.12             Compliance; Licenses and Permits.

(a)           Company has complied in all material respects with all Laws applicable to Company’s Business as presently or previously conducted, including all federal, state and local privacy Laws, and all other applicable Laws of similar tenor and effect, including the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Consumer Credit Protection Act, the Truth in Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act, the Fair Debt Collections Practices Act, the Graham-Leach-Bliley Act, and the rules and regulations promulgated pursuant to such laws.  Company has obtained all material federal, state, local and foreign governmental licenses and permits which are required for the conduct of the Business presently conducted by Company, which licenses and permits are in full force and effect and no material violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or, to the Knowledge of Company, threatened in writing to revoke or limit any thereof.  Schedule 6.12(a)  lists all material federal, state, local and foreign governmental licenses and permits of Company which are used in or relate to the Business.  Company has furnished to EFX correct and complete copies of all such licenses and permits.

(b)           Schedule 6.12(b)  sets forth the consumer and customer privacy policies that have been adopted by Company in connection with the Business and that are currently in effect for Company.  Company has complied in all material respects with all such privacy policies and any applicable privacy policies posted on its web sites.  Company has undertaken best efforts to protect and maintain the confidential nature of the personal information provided to Company by Persons who do not consent to the disclosure of such information or have expressly requested that Company not disclose such information. All personally identifiable information collected by Company from the individual Person has been used in accordance with the applicable privacy policy at the time of such collection.  Company has protected on secure servers at all times all data and other information provided by all of its customers in the manner set forth in their respective agreements with Company, except in cases, where such noncompliance would not be considered a breach under the respective agreement with such customer.

Section 6.13             Litigation and Other Proceedings.  There is no Action pending or, to Company’s Knowledge, currently threatened in writing, against Company or to its Knowledge any of its directors, officers, agents or employees in such capacity, which could reasonably be expected to result, either individually or in the aggregate, in (a) any Liability to Company, or (b) any material impairment of the right or ability of Company to carry on its Business as now conducted, including in each case, Actions pending or threatened involving the prior employment (whether as an employee, independent contractor or otherwise) of the Company’s employees or independent contractors, the use in connection with the Business of any information or techniques allegedly proprietary to any of the former employers of such employees or independent contractors or their obligations under any agreements with prior employers.  Company is not a party to or subject to the provisions of any Order of any court or Government.  There is no Action by Company currently pending or which Company currently intends to initiate.

Section 6.14             Insurance.  Schedule 6.14  contains a complete list of all policies of insurance maintained by Company, all of which are in full force and effect as of the date of this Agreement.  Company has delivered or made available to EFX a correct and complete copy of each such insurance policy (including any exhibits, schedules, riders, amendments or modifications thereof).  All premiums due thereon have been paid and Company has not received any written notice of default or cancellation with respect thereto.  Schedule 6.14  lists and describes all occurrences which, to the Knowledge of Company, are expected to form the basis for a material claim by or on behalf of Company under any such policy; and Company, as appropriate, has timely given notice of all such occurrences to the appropriate insurer and has not waived its right to make the related claim under any such policy.  Except as set forth on Schedule 6.14, there are no provisions in any of such policies which provide for retrospective premium adjustments or other experience-based liability on the part of Company.

Section 6.15             Title to Assets and Properties.  Except as set forth on Schedule 6.15, Company has good and marketable title to (or in the case of assets or properties leased or licensed, Company has an enforceable leasehold or license interest in) all its respective properties and assets used, useful or necessary to conduct its Business as currently being conducted and as conducted during the periods covered by the Financial Statements, in each case free and clear of Liens, other than Permitted Liens.  All material machinery, equipment, vehicles and other items of tangible personal property which are owned or leased by Company are in good condition and repair, normal wear and tear excepted, and are suited for the use intended and are and have been operated in conformity with all applicable Laws. All leases of real or personal property to which Company is a party, are, to Company’s Knowledge, fully effective in accordance with their respective terms and afford Company peaceful and undisturbed possession of the subject matter of the lease.  Company has not brought or threatened any Action against any such lessor for failure to perform and satisfy its duties and obligations thereunder.

Section 6.16             Receivables.  All notes and accounts receivable shown on the Most Recent Balance Sheet and all such receivables now held by the Company are valid and were collectible obligations at the time they were booked and were not and are not subject to any offset or counterclaim, except for amounts reserved against such receivables which are reflected on the Most Recent Balance Sheet and with respect to notes and accounts receivable arising after the date of the Most Recent Balance Sheet, except for a percentage thereof equal to the percentage which said reserved amounts on the Most Recent Balance Sheet constituted of the aggregate of notes and accounts receivable on the Most Recent Balance Sheet.  All of such notes and accounts receivable arose in the ordinary course of business from the sale of goods or the rendition of services and represent bona fide obligations of the account debtor thereof.

Section 6.17             Real Property.  Company does not own nor has it at any time owned any real property.  Each parcel or tract of real property which is used by Company in the Business (the “Real Property”) is subject to a written lease or sublease to which Company is a party as lessee or sublessee (individually a “Real Property Lease”).  All such Real Property Leases are valid and in full force and effect in accordance with their terms. Company has previously furnished EFX with correct and complete copies of all Real Property Leases.  There is not, with respect to any Real Property Lease (i) except as set forth on Schedule 6.17, any default by Company, or any event of default or event which with notice or lapse of time, or both, would constitute a default by Company or (ii) to Company’s Knowledge, any existing default by any other party to any Real Property Lease, or event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to any Real Property Lease.

Section 6.18             Labor Matters.

(a)           Schedule 6.18(a)  sets forth a complete and correct list of each employee, independent contractor, agent and consultant of Company who on the date of this Agreement performs services in the business operations of or for Company, together with each such person’s job title, current base salary or rate of pay and any benefits or other forms of compensation not provided in the ordinary course of business for the preceding twelve months.  Except as set forth on Schedule 6.18(a), all employees and independent contractors may be terminated at will by Company.  To the Knowledge of Company, as of the date of this Agreement no such employee or independent contractor plans to terminate employment after the Closing Date.  Schedule 6.18(a)(1) sets forth a complete and correct list of all employment agreements or other compensation or benefit arrangements to which Company is a party other than arrangements with respect to regular salary and wages and any other commitments (oral or written) made by Company to any employee, agent, independent contractor or consultant with respect to employment for a specified duration.

(b)           No complaint against Company has been filed or threatened in writing to be filed with or by any Forum that regulates labor or employment practices, and there is no grievance filed or to the Knowledge of Company threatened in writing to be filed against Company by any employee.  There are no controversies pending or threatened in writing between Company and its employees.  Company has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.  Except as set forth on Schedule 6.18(b), Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them in any capacity to the date hereof or amounts required to be reimbursed to such employees. Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of such Laws.  None of the employees of Company is represented by any union or association and there are no pending or threatened representational questions or labor disputes concerning any employees or former employees of Company.

(c)           Schedule 6.18(c) sets forth a complete and correct list of all employee manuals, policies, procedures, and work related rules of Company, correct and complete copies of which have been provided to EFX.

Section 6.19             Tax Matters.

(a)           Company has timely filed (or has timely filed extensions for) all Federal, state, local and foreign tax or information returns, declarations of estimated tax, tax reports, information returns and statements (collectively, the “Returns”) for all years and periods (and portions thereof) required to be filed by it prior to the Closing (other than those for which extensions shall have been granted prior to the Closing) relating to any Taxes with respect to any income, properties or operations of Company prior to the Closing.  All Tax Returns were correct and complete in all material respects.

(b)           Company has paid all Taxes that have or may have become due pursuant to such Returns or otherwise, or pursuant to any assessment received and is not delinquent in the payment of any Taxes.  The charges, accruals, and reserves with respect to Taxes on the Financial Statements and the books of Company are, and will on the Closing Date be, adequate (determined in accordance with GAAP) and are, and will on the Closing Date be, at least equal to the Liability of Company for Taxes.  Except for any Taxes required to be withheld from the Optionholders pursuant to this Agreement, all Taxes that Company is or was required by any

Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Government or other Person.

(c)           Company has not requested any extension of time within which to file any Return, which Return has not since been filed.  No claim has ever been made by an authority in a jurisdiction where Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

(d)           Except as set forth on Schedule 6.19(d), Company does not expect any authority to assess any additional Taxes for any period for which Tax returns have been filed.  There is no dispute or claim concerning any Taxes of Company claimed or raised by any authority in writing.  No Tax return of Company currently is the subject of audit.  Company has delivered to EFX correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Company with respect to the five (5) tax years preceding the date hereof.

(e)           Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.  Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it, EFX or any of its Affiliates to make any payments that will not be deductible under Section 280G of the Code.  Company has not made any adjustment to income pursuant to Section 481 of the Code that will be taken into account in any taxable year ending after the Closing Date.  Company has not been a United States real property holding corporation within the meaning of Paragraph 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.  Company  is not and has never been a party to any Tax allocation or sharing agreement.  Company  (i) has never been a member of an affiliated group filing a consolidated federal income Tax return, and (ii) has no Liability for the Taxes of any Person (other than any of Company ) under Treasury Regulations sections 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  Company has not (i) recognized any gain deferred pursuant to Treasury Regulations section 1.1502-13 or (ii) any “excess loss accounts” as determined pursuant to Treasury Regulations sections 1.1502-14 and 1.1502-32.  Company has complied with Treasury Regulation 1.6011-4 and, to the Company’s Knowledge, has not participated in a “Reportable Transaction” or a “Tax Shelter” (as such terms are defined in such Treasury Regulation).

(f)            No Tax Lien has been filed and no deficiency or addition to Taxes, interest or penalties for any Taxes with respect to any income, properties or operations of Company  has been proposed, asserted or assessed in writing against Company.

(g)           Company has not waived any statutes of limitation in respect of Taxes or agreed to or granted any extension of time with respect to any Return or other Tax claim with respect to any income, properties or operations of Company  or a Tax assessment or deficiency.

(h)           Company has not at any time elected to be an S corporation.

(i)            Company has not, during the five-year period preceding the date hereof, been a personal holding company within the meaning of Section 542 of the Code.

Section 6.20             Environmental Laws.  Company (i) is in compliance in all material respects with all applicable Laws relating to the protection of human health and safety or emissions, discharges, releases, threatened releases, removal, remediation or abatement of pollutants, contaminants, chemicals or industrial, hazardous or toxic substances or wastes into or in the environment (including air, surface water, ground water or land) or otherwise used in connection with the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or wastes, as defined under such applicable Laws (“Environmental Laws”), (ii) has received all material permits, licenses or other approvals known by Company to be required of it under applicable Environmental Laws to conduct its Business and (iii) is in compliance with all terms and conditions of any such permit, license or approval.

Section 6.21             Employee Benefit Plans; ERISA.

(a)           Schedule 6.21  lists all “employee benefit plans” (the “ERISA Plans”) within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or maintained by Company or to which Company contributes or is required to contribute and all other practices, commitments, arrangements and agreements pursuant to which Company provides, directly or indirectly, any compensation (other than the payment of regular salary and wages), bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization, insurance, or other benefits for employees or former employees, directors, consultants, independent contractors, or leased employees of Company or their dependents (collectively, with the ERISA Plans, the “Employee Benefit Plans”).  Company is not required to contribute, and has never been required to contribute, to any multi-employer plan within the meaning of Section 3(37)(A) of ERISA or a multiple employer welfare plan within the meaning of Section 3(40) of ERISA.  Correct and complete copies of all Employee Benefit Plans, together with related trusts, insurance contracts, summary plan descriptions, annual reports, actuarial reports, nondiscrimination documentation and Form 5500 filings for the past three years, have been made available or] furnished to EFX.  “Nondiscrimination documentation” refers to any documentation of nondiscrimination testing that has been prepared for or with respect to an ERISA Plan, including average deferral percentage testing, average contribution percentage testing, top heavy testing, and Code Section 410(b) coverage testing.  Schedule 6.21 lists (i) each employee or former employee of the Company, or other beneficiary, who has elected or is currently eligible to elect continuation coverage under Code Section 4980B and Part of 6 of Subtitle B of Title I of ERISA along with the date and type of such individual’s qualifying event, and (ii) each employee of the Company who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended).

(b)           Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.  None of Company or any of its respective directors, officers, employees or agents, nor to the Knowledge of Company, any “party in interest” or “disqualified person” (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), nor has any such person been involved in or caused an ERISA Plan to be involved in a breach of fiduciary duty under Section 404 of ERISA that could result in any Liability to the Company, EFX or any ERISA Affiliate of EFX or of the Company.  Each ERISA

Plan that is a group health plan within the meaning of Section 607(1) of ERISA and Section 4980B of the Code has complied with and is in material compliance with the continuation coverage requirements of  Section 601 of ERISA and Section 4980B of the Code.  There are no Actions or audits pending or, to the Knowledge of Company, threatened, by or against any of the Employee Benefit Plans by any employee or beneficiary covered under such Employee Benefit Plan, or by any Government or otherwise involving such Employee Benefit or any of its fiduciaries (other than for routine claims for benefits).

(c)           Except as set forth on Schedule 6.21, there are no and have never been any “employee pension benefit plans” as defined in Section 3(2) of ERISA covering employees (or former employees) employed in the United States, maintained or contributed to by Company or any ERISA Affiliate (as hereinafter defined), or to which Company or any ERISA Affiliate contributes or is obligated to make payments thereunder or otherwise may have any liability (collectively, “Pension Benefit Plans”).  For purposes of this Agreement, “ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Sections 414(b), (c), (m) or (o) of the Code, of which Company  is a member.  Each Pension Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, the trust thereunder is exempt from federal income tax under Section 501(a) of the Code, and each such plan either (i) has received a favorable determination letter from the Internal Revenue Service and Company is not aware of any circumstances that have occurred or that are reasonably likely to occur that could reasonably be expected to result in the revocation of any such favorable determination letter, or (ii) is within the applicable filing deadline for submitting a request for such determination letter and is not aware of any reason why such determination letter would not be issued by the Internal Revenue Service.  All Company and employee contributions required to be made to each Pension Benefit Plan, if any, have been made in a timely manner.  Company does not contribute to, nor in the past 5 years has Company or any ERISA Affiliate contributed to, any Company Pension Plan that is subject to Title IV of ERISA.

(d)           Except for benefits payable under a Pension Benefit Plan, Company is not bound to provide, and Company does not provide, benefits, including death, health or medical benefits (whether or not insured), with respect to current or former employees of Company  beyond their retirement or other termination of service with Company, other than as required by the continuation coverage requirements of Part 6 of Title I of ERISA and Section 4980B of the Code and except for continuation of benefits through the end of the month in which such retirement or termination occurs or as a result of any severance agreements or arrangements.  Neither this Agreement nor any transaction contemplated hereby will entitle any current or former employee, officer or director of Company to severance pay, unemployment compensation or any similar payment.  Except as separately identified on Schedule 6.21(d), the consummation of the transactions contemplated by this Agreement shall not result in an increase in the amount of compensation or benefits payable to any current or former employee nor accelerate the vesting or timing of payment of such compensation or benefits except for the acceleration of Company Options (the vesting of all of which will accelerate in full at the Effective Time).

(e)           Except as set forth on Schedule 6.21(e), each Employee Benefit Plan may be amended, revised or terminated by Company without penalty or termination fees, other than de minimis administrative expenses.

(f)            All contributions or premiums required to be made on or before the Effective Time by Company under the terms of each Employee Benefit Plan have been made in a timely fashion in accordance with all applicable Laws and the terms of the Employee Benefit Plan, or are shown as a Liability on the Financial Statement.

Section 6.22             Employment; No Conflicting Agreements.  To the Company’s Knowledge, none of the officers of Company is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any Order of any court or Government, that would conflict with his or her obligation to use his or her best efforts to promote the interests of Company or that would conflict with the Business as presently conducted.

Section 6.23             Transactions with Related Parties.  Except as set forth on Schedule 6.23, in the past twelve (12) months, (a) Company has not been a party to any material contract, agreement or lease with, or any other commitment to, nor has it at any time purchased, leased or otherwise acquired any material property or obtained any material services from, or sold, leased or otherwise disposed of any material property or furnished any material services to (i) any Person Known to the Company to be owning, or formerly owning, beneficially or of record, directly or indirectly, any of the capital stock of or other equity interest in Company (or any instrument or right convertible into or exchangeable for capital stock of Company), (ii) any party Known to the Company to be an Affiliate of such Person, (iii) any director or officer of Company, (iv) any Person in which the Company Knows that any of the foregoing Persons has, directly or indirectly, at least a twenty-five percent (25%) beneficial interest in the capital stock or other type of equity interest of such Person, (v) any partnership in which the Company Knows that any of the foregoing Persons is a general partner or has at least a twenty-five percent (25%) beneficial interest, or (vi) any family member of any stockholder or any other Person that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Company or to the Company’s Knowledge any Stockholder or any family member of any stockholder (the Persons listed in this clause (a) being referred to herein collectively as “Affiliated Persons” and individually as an “Affiliated Person”); (b) Company does not owe any amount to any Affiliated Person other than in the ordinary course of business; and (c) no Affiliated Person owes any amount to Company and no part of the property or assets of any Affiliated Person is used by Company in the conduct or operation of its business other than in certain cases personal electronic devices and desktop and laptop computers.

Section 6.24             Absence of Certain Business Practices.  Neither Company nor any of its Affiliates, or any of their respective officers, directors, employees, agents, nor any other Person acting on any of their behalf has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any Government employee or other Person who is or may be in a position to help or hinder the business of Company (or to assist Company in connection with any actual or proposed transaction) which (a) might subject Company, EFX, Merger Sub, the Surviving Corporation, or any of their Affiliates, or any of their respective directors, officers, employees or agents, to any damage or penalty in any civil, criminal or Governmental action, (b) if not given in the past, might have had an adverse effect on the business or operations of Company, or (c) if not continued in the future, might adversely affect the business, operations, cash flows or prospects of Company, or which might subject Company, EFX, Merger Sub, the Surviving Corporation, or any of their Affiliates, or any of their respective directors, officers, employees or agent, to suit or penalty in any private or Governmental action.

Section 6.25             Customers and Suppliers.  As of the date of this Agreement, except as set forth on Schedule 6.25, Company has not received any notice, and Company does not have any Knowledge, that any material customer or supplier of Company has taken or contemplates taking, any steps that could disrupt the business relationship of Company with such customer or supplier.

Section 6.26             Bank Accounts.  Schedule 6.26 identifies each account that Company maintains or has control with any financial institution and the identity of the Persons entitled to act on their behalf in respect thereto.

Section 6.27             Books and Records.

(a)           The books, records and accounts of Company (i) are accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the respective assets of Company and (iii) accurately and fairly reflect the basis for the Financial Statements.

(b)           Except as set forth on Schedule 6.27, Company has implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP consistently applied and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the respective books and records of Company is compared with the existing assets at reasonable intervals in connection with the preparation of annual audits of Company’s financial statements and appropriate action is taken with respect to any differences.

Section 6.28             Directors and Executive Officers.  Schedule 6.28 identifies by name, business address and title, each director and Executive Officer of Company as of the date of this Agreement.

Section 6.29             Takeover Statutes and Charter Provisions.  No state takeover statutes or charter or bylaw anti-takeover provisions are applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby.

Section 6.30             Brokers; No Existing Discussions.  Except as set forth on and to the extent described in Schedule 6.30, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or its affiliates.  Neither Company nor any of its Representatives is engaged, directly or indirectly, in any negotiations or discussions with any Person with respect to an Acquisition Proposal.

ARTICLE VII.                      INTENTIONALLY OMITTED

ARTICLE VIII.                    REPRESENTATIONS, WARRANTIES AND COVENANTS OF EFX AND MERGER SUB

As an inducement to Company to enter into and perform this Agreement, and to consummate the transactions contemplated by this Agreement, EFX and Merger Sub jointly and severally represent and warrant to Company, and covenant and agree as of the date hereof and again as of the Closing Date, as follows:

Section 8.1                Organization.  EFX is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 8.2                Authorization; No Inconsistent Agreements.  Each of EFX and Merger Sub has full corporate power and authority to make, execute and perform this Agreement and the Additional Agreements and the transactions contemplated by this Agreement and the Additional Agreements.  This Agreement and any Additional Agreement and all transactions required hereunder and thereunder to be performed by EFX and Merger Sub have been duly and validly authorized and approved by all necessary corporate action on their part prior to the Closing Date.  This Agreement and each of the Additional Agreements to which EFX or Merger Sub is a party has been duly and validly executed and delivered on behalf of EFX, and/or Merger Sub, as the case may be, by its duly authorized officers, and this Agreement and each of the Additional Agreements to which EFX or Merger Sub is a party constitutes the valid and binding obligation of EFX and/or Merger Sub, as the case may be, enforceable, subject to general equity principles, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.  Neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement, will constitute a violation or breach of the articles of incorporation or bylaws of EFX.

Section 8.3                Brokers.  No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of EFX.

Section 8.4                Consents.  Except for HSR Filing and the filing of the Certificate of Merger, the execution and delivery by EFX and Merger Sub of this Agreement, the consummation of the transactions contemplated in this Agreement, and its performance under or pursuant to this Agreement, do not require the consent, approval or action of, or any filing with or notice to, any Government or other Person.

Section 8.5                No Litigation.  There is no Action pending or, threatened, against EFX or Merger Sub, any of its directors, officers, agents, employees or stockholders which questions the validity of this Agreement or any action taken or to be taken in connection herewith.

ARTICLE IX.                        COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING CLOSING

Section 9.1                Conduct of Business Pending Closing.

(a)           Affirmative Covenants.  Company covenants and agrees that, except as may otherwise be expressly required or permitted in this Agreement, without the prior written consent of EFX, which consent shall not be unreasonably withheld, delayed or conditioned, between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, the Business will be conducted only in the ordinary and usual course and consistent with prior practices, without the creation of any Funded Indebtedness or the creation or sufferance of any Lien on the assets of Company or on the Business, other than Permitted Liens.

Without limiting the generality of the foregoing, Company covenants, agrees and undertakes as follows:

(i)            that the Business shall be carried out in the ordinary course of business, in a manner consistent with past practices and the terms and conditions of this Agreement;

(ii)           that Company will reasonably promptly notify of any Material Adverse Change of which it acquires Knowledge; and;

(iii)         that no significant action or decision affecting or reasonably expected to affect the Business in a material manner or the capital structure of Company shall be taken without EFX’s prior approval.

(b)           Negative Covenants.  Except as expressly required or permitted by this Agreement, Company will not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of EFX, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)            cause or permit any amendments to the Certificate of Incorporation or Bylaws;

(ii)           create or permit to be created any Lien on any assets of Company, other than Permitted Liens, or acknowledge or consent to any Lien on any assets of Company other than Permitted Liens;

(iii)         directly or indirectly, incur any Funded Indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practices;

(iv)          authorize, declare, become obligated to make or make any dividends or other distributions with respect to its capital stock, or commit or become obligated to do so;

(v)            issue, sell or deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock or other securities of Company, or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of Company Options or Company Warrants outstanding on the date hereof), or, except to the extent necessary to give effect to the arrangements contemplated by Section 4.3, amend any of the terms of (including the vesting of) any such Company Options;

(vi)          change its historical accounting methods or practices, or prepare its financial statements other than in accordance with GAAP;

(vii)         exercise puts and calls with respect to any futures contract, derivative or similar financial product and more generally modify its current portfolio thereof;

(viii)        take any action which constitutes a material default under an agreement to which Company is a party or omit to take such action as may be reasonably required to prevent such a default;

(ix)          acquire, enter into any binding obligation to acquire, or enter into a letter of intent seeking to acquire (by merger, consolidation, or acquisition of stock or assets) any Person or other business organization or division thereof;

(x)           sell, pledge, dispose of or encumber any assets of Company other than granting or suffering a Permitted Lien, or sell, assign, transfer, license or grant to any Person any rights to the Intellectual Property Rights of Company, in any case other than in the ordinary course of business;

(xi)          fail to maintain its books, accounts and records in accordance with its current business practices;

(xii)         fail to take all commercially reasonable actions to maintain in full force and effect all its insurance currently in effect;

(xiii)       increase the compensation payable or to become payable to any director, officer or employee of, or consultant to, Company, or make any bonus, profit sharing payment or other arrangement (whether current or deferred), or loans or advances (other than advances for travel and business expenses incurred in the ordinary course of business and consistent with Company’s written policies related thereto) and  with any director, officer or employee of, or consultant to, Company that will be effective following the Effective Date other than the bonuses set forth on Schedule 9.1(b)(xiii);

(xiv)        hire or agree to hire any officer, director or employee, or retain or agree to retain any consultant or agent, in each case, at a salary or fee in excess of US $100,000, or terminate any existing employment, severance, consulting or other compensation agreement or arrangement, or enter into any employment, change of control or severance agreement or adopt a plan or policy effecting any of the same;

(xv)          enter into, terminate or amend any material contract or agreement to which Company is a party, other than in the ordinary course of business;

(xvi)        authorize any capital expenditures or purchase of fixed assets in excess of $50,000 per transaction and outside of the ordinary course of business;

(xvii)       pay, discharge, settle or satisfy any claims, litigation or any Lien, in each case, involving amounts in excess of $25,000 or in the ordinary course of business;

(xviii)      establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, welfare, employee benefit, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by Law and except as set forth on Schedule 9.1(b)(xiii); or

(xix)        enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 9.1(b) or take any other action which could reasonably be expected to materially alter the organization, capitalization, or financial structure, practices or operations of Company or the Business.

Section 9.2                No Solicitation of Third Party Interest.  From and after the date hereof until the earlier of (i) the Closing Date or (ii) the date of termination of this Agreement pursuant to Article 14 (the “Termination Date”), Company agrees that it shall not, and shall use commercially reasonable efforts to cause its stockholders, officers, directors, employees and agents not to, directly or indirectly, (a) negotiate or discuss with any other Person (other than the Company’s stockholders, officers, directors, employees, agents and advisors) the terms contained in this Agreement, or any of the transactions contemplated by this Agreement, (b) negotiate with any other Person any other transaction involving a merger of Company, or the sale of all or any of the capital stock of Company, any issuance of capital stock of Company, or the issuance of any securities or rights, or the entry into any contract, convertible into or exchangeable for, capital stock of Company, or the sale of all or a material portion of the assets of Company, or any other business combination involving Company, (c) reveal the terms of this Agreement to any Person except to the extent necessary for the express purpose of carrying out the transactions contemplated in this Agreement or any Additional Agreement, or (d) solicit, encourage, consider, entertain, negotiate, discuss or accept any offer, bid or proposal from any other Person respecting any transaction involving a merger of Company, the sale of any of the shares in Company, the sale of any assets of Company, or any other business combination involving Company (an “Acquisition Proposal”).  If any Acquisition Proposal is received prior to the Termination Date, then Company will immediately notify EFX of the receipt of such proposal.

ARTICLE X.                         ADDITIONAL COVENANTS

Section 10.1             Access and Inspection.  Company will provide EFX, Merger Sub and their respective Representatives reasonable access (at reasonable times, and in a manner so as not to interfere with the normal business operations of Company) during normal business hours from and after the date of this Agreement until the Closing, to Company, its employees and agents, and its books and records (including the right to make copies and extracts), and shall use its commercially reasonable efforts, as may be reasonably agreed by Company, to provide access to the customers and suppliers of Company (provided that the subject matter and purpose of any contact with customers and suppliers will be fully disclosed in advance and one representative of the Company will be permitted to be present for and participate in any such contact), and will furnish any and all information concerning Company as EFX may reasonably request, in each case, for purposes consistent with the terms of this Agreement.  Company shall not provide any other Person with similar access or information between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to Article 14.  No investigation made before or after the date of this Agreement by or on behalf of EFX will limit or affect in any way the representations, warranties, covenants, conditions, agreements and indemnities of Company and any Stockholders or any holders of Company Options under or pursuant to this Agreement or any other written agreement by or among some or all of the parties to this Agreement and any or all of Stockholders, each of which will survive any investigation.  All information obtained pursuant to this Section 10.1 shall be subject to the confidentiality provisions of the LOI.

Section 10.2             Cooperation.  The parties will cooperate fully with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement or reasonably related thereto, and all parties will use their commercially reasonable efforts to consummate the transactions contemplated by this Agreement and to fulfill their obligations under this Agreement, including causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the Merger and the other transactions contemplated by this Agreement.  Without the prior written consent of the other parties, no party to this Agreement may take any intentional actions, or intentionally omit to take any actions, that could reasonably be expected to cause the conditions precedent to the obligations of the parties to this Agreement not to be fulfilled.

Section 10.3             Expenses.  All expenses incurred by EFX and Merger Sub in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement, the Additional Agreements and the documents, agreements and instruments and the transactions contemplated hereby and thereby, including all fees and expenses of their Representatives, will be paid by EFX.  To the extent any expenses incurred by Company (on or prior to the Closing Date) in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement, the Additional Agreements and the documents, agreements and instruments and the transactions contemplated hereby and thereby, including all fees and expenses of their Representatives for which the Company may have Liability are not paid by the Stockholders, the Optionholders and the Warrantholders on or prior to the Closing Date (such unpaid expenses the “Transaction Expenses”) will be paid as set forth in Section 5.2(c).

Section 10.4             Publicity.  Except to the extent required by applicable Law, the listing requirements of the New York Stock Exchange, NASDAQ or any other stock exchange, or the requirements of any other regulatory authority, prior to the Effective Time all press releases and other public announcements respecting the subject matter of this Agreement or any Additional Agreement will be made only with the mutual agreement of Company and EFX, which agreement will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, each party hereto will ensure that neither it nor any of its Representatives issues any press release or other public announcement or otherwise discloses the existence or terms of this Agreement or the pendency of any transaction between the Company and EFX to any third party prior to the lapse or irrevocable waiver by EFX of the termination right set forth in Section 14.1(a).

Section 10.5             Stockholder Approval.  Company shall obtain, as promptly as practicable, stockholder approval of this Agreement, the Merger and the other transactions contemplated hereby (the “Requisite Stockholder Approval”) either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the DGCL, the Certificate of Incorporation, and the Bylaws.  In connection with such special meeting of stockholders or written stockholder consent, Company shall provide to its stockholders a written proxy or consent statement which includes (i) a copy of this Agreement and (ii) a statement that Stockholders are or may be entitled to assert dissenters’ rights under Section 262 of the DGCL and a copy of Section 262 of the DGCL.  If the Requisite Stockholder Approval is obtained by means of a written consent, Company shall comply with the Bylaws, its Certificate of Incorporation and Section 228 of and other applicable provisions of the DGCL, including DGCL Sections 222 or 229, as applicable, and shall promptly inform EFX of the date on which such notice was sent or waived.  Company shall include in the proxy or written consent the unanimous recommendation of its Board of Directors that the Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.  Company shall also use its commercially reasonable efforts to have any contract, agreement or other arrangement, including any entered into in connection with this Agreement, the Merger and the other transactions contemplated hereby, that may result in a parachute payment under the federal Tax Laws, approved by such percentage of Company’s outstanding voting securities as is required by the terms of Section 280G(b)(5)(B) of the Code, and to cause such stockholder approval to have been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q/A-7 of Section 1.280G-1 of such proposed regulations.

Section 10.6             Certain Governmental Filings.  The parties will make, or cause to be made, all filings and submissions required to be made to any Government in connection with the transactions contemplated by or resulting from this Agreement.  Each of the parties will furnish to the other parties any and all necessary information and reasonable assistance as another party may reasonably request in connection with its preparation of necessary filings or submissions to any Government.

Section 10.7             State Takeover Laws.  If any fair price, business combination, or control share acquisition statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, EFX and Company and their respective boards of directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

Section 10.8             Employees.

(a)           Company Employee Benefit Plans.  EFX intends to continue, or cause the Surviving Corporation to continue, each of the employee benefit plans that the Company has in effect at the Effective Time and that are specified on Schedule 10.8(a) (the “Continuing Employee Benefit Plans”) through December 31, 2009; provided, however, EFX, in its sole discretion, may continue, amend or terminate each such plan at such time as it determines.

(b)           EFX Employee Benefit Plans.  Each person employed by the Company prior to the Effective Time who remains an employee of the Surviving Corporation immediately following the Effective Time (each a “Continued Employee”) will generally be entitled to participate in:

(i)            the Equifax Inc. 401(k) Plan (the “Equifax 401(k) Plan”), effective January 1, 2010;

(ii)           the EFX vacation policy beginning January 1, 2010; provided, however, if Continued Employees have an accrued vacation balance under the Company vacation policy as of December 31, 2009, fifty percent (50%) of such balance shall be paid out in a cash, lump sum payment during January, 2010, and the remaining fifty percent (50%) of the accrued vacation balance shall be rolled over to be used under the EFX vacation policy during 2010.  As of January 1, 2010, Continued Employees will accrue, use, and carry over vacation only in accordance with the EFX vacation policy; and

(iii)         the other employee benefit plans of EFX and its Affiliates that are generally available to similarly situated employees of EFX and its Affiliates, effective after the Continued Employee ceases to be covered by the Continuing Employee Benefit Plans.

All such participation will be subject to and contingent on compliance with the terms of such plans as may be in effect from time to time.

(c)           Service Crediting.  EFX agrees that to the extent that Continued Employees become participants in:

(i)            the Equifax 401(k) Plan, such employees will receive credit under such plan for service prior to the Effective Time with the Company (and any predecessor entity) for purposes of vesting of any EFX employer contributions, but for purposes of determining the employees’ eligibility for, and amount of, the EFX employer contributions, such employees’ service will be measured from the Effective Time and will not include any service with the Company prior to the Effective Time;

(ii)           any severance plan maintained by EFX, the Continued Employees will not receive credit under such plan for service prior to the Effective Time with the Company (and any predecessor entity) unless and until such Continued Employees have completed three years of service with EFX and its Affiliates commencing as of the Effective Time.  As of the third anniversary of the Effective Time, or such later date when a Continued Employee completes three years of service with EFX, such employee shall receive credit for prior service with the Company for purpose of calculation of severance benefits under the EFX severance plan.  Notwithstanding the above, EFX will assume the severance agreements for those Continued Employees listed on Schedule 10.8(c)(ii), and such employees shall not be eligible for any benefits under any EFX severance pay plan, policy or other arrangement unless and until an EFX severance arrangement provides greater total benefits, at which time, such employee will be entitled to participate in the EFX severance arrangement if (A) such employee agrees to the termination of the pre-existing agreement that was assumed by EFX as of the Effective Time, and (b) the substitution of benefits under the EFX severance arrangement is permitted under Code Section 409A without adverse tax consequences;

(iii)         the EFX vacation policy, such Continued Employees shall receive credit for prior service with the Company for purposes of calculation of vacation benefits;  and

(iv)          any medical, dental or health plan sponsored or maintained by EFX and its Affiliates, such Continued Employees (A) will not have to satisfy any applicable waiting periods or pre-existing condition exclusions (except to the extent such exclusions were applicable under a corresponding Company Employee Benefit Plan at the Effective Time and assuming the applicable Continued Employee was enrolled prior to the Effective Time in a Company-sponsored medical, dental or health plan), and (B) will receive credit for any deductibles and co-payments applied or made with respect to each Continued Employee or his or her spouse or dependents in the plan year in which the Continued Employee becomes a participant of such EFX plan, unless the Continued Employee becomes a participant in the EFX plan at the beginning of the plan year for such EFX plan.

Section 10.9             Directors’ and Officers’ Insurance.  Subject to the payment of any required premium as a Transaction Expense, after the Effective Time EFX shall cause the Surviving Corporation to maintain in effect in accordance with its terms the primary directors’ and officers’ liability insurance “tail” policy purchased in connection with the Merger.

Section 10.10           Company Updates.

(a)           Obligation.  At any time prior to the Closing, Company may provide EFX with written updates to the Disclosure Schedules, including in connection with the certificate referred to in Section 11.1(e) (each, an “Update”).  The Company shall provide to EFX such information as EFX may reasonably request in order to review any matter disclosed in any Update.  The delivery of an Update with respect to any breach of representation and warranty existing but not yet Known by Seller as of the date of this Agreement shall not cure or otherwise be deemed a waiver of such breach of a representation or warranty to the extent such representation or warranty is not qualified by Company’s Knowledge.  To the extent any representation or warranty affected by any matter disclosed in an Update is qualified by Company’s Knowledge, then such Update shall not cure or otherwise be deemed a waiver of any prior breach of such representation or warranty as of the date of this Agreement if the Company had Knowledge of the relevant matter as of the date of this Agreement.  The delivery of an Update may, at EFX’s election, delay the Closing by three (3) Business Days.

(b)           Consequences.  If an Update discloses a matter that constitutes a breach of representation or warranty first occurring after the date of this Agreement, the Update may be accompanied by a grant by Company to EFX of the right to treat such matter as a failure of the closing condition set forth in Section 11.1(m) at EFX’s written election to Company to do so within two (2) Business Days thereof.  If EFX does not elect to exercise such right within such two (2) Business Day period, the EFX Indemnitees shall forfeit any right to make a claim for Indemnified Losses arising as a result thereof.  If EFX elects to exercise such right, then EFX shall have no obligation to consummate the Merger for so long as such breach remains uncured.  If the Update does not contain a grant by Company to EFX of the right to treat such matter as a failure of such condition, the EFX Indemnitees shall be entitled to assert a claim for Indemnified Losses related thereto and the Securityholders’ Representative shall have no right to challenge or object to the right to indemnity and the liability of the Securityholders therefor pursuant to Article 12 but shall have the right to dispute the amount of any Indemnified Losses related thereto in accordance with Article 12 (but need not do so).

Section 10.11           Additional Covenants.  The parties shall take such additional actions as may be set forth on Exhibit I.

ARTICLE XI.                        CONDITIONS PRECEDENT TO CLOSING

Section 11.1             Conditions to Obligations of EFX and Merger Sub to Close.  The obligations of EFX and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every one of the following conditions on or prior to the Closing, any or all of which may be waived in writing in whole or in part by EFX:

(a)           Delivery of Documents and Completion of Actions.  All documents required to be delivered or actions required to be taken by the Company and Securityholders’ Representative pursuant to Section 5.2(a) shall have been delivered or taken.

(b)           Representations and Warranties.  Subject to Article 14, each of the representations and warranties contained in this Agreement and in any certificate delivered by or on behalf of, or in respect of the Company that is not qualified by materiality or “Material Adverse Change” shall have been true and correct in all respects as of the date when made and on the Closing Date as though made again at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except for inaccuracies of representations or warranties that first arise after the date of this Agreement and the circumstances giving rise thereto, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Change, and each of the representations and warranties contained in this Agreement and in any certificate delivered by or on behalf of, or in respect of, the Company that is qualified by materiality or “Material Adverse Change” shall have been true and correct in all respects as of the date when made and on the Closing Date as though made again at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except for inaccuracies of representations or warranties that first arise after the date of this Agreement and the circumstances giving rise thereto, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Change.

(c)           Compliance with Covenants and Conditions.  Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with prior to or on the Closing Date, except that the covenants set forth in Section 9.1(b) and 9.2 shall have been performed and complied with in all respects.

(d)           Requisite Stockholder Approval; Record Date.  This Agreement, the Merger and the transactions contemplated herein shall have been approved and adopted by the affirmative vote (in person, by proxy or by consent) of the holders of at least seventy-five percent (75%) of the Common Stock measured as of the date of this Agreement.  Company shall take all steps as are necessary to establish as the record date for Stockholders entitled to vote upon the Merger a date no later than the first Business Day after the date of this Agreement.

(e)           Closing Certificates.  Company will have delivered to EFX certificates, executed by their appropriate officers or other Representative, dated as of the Closing Date, certifying on behalf of the Company as to the fulfillment and satisfaction of the conditions specified in Sections 11.1(b) and 11.1(c).

(f)            Government Consents.  EFX, Merger Sub and Company shall have received all material authorizations, consents and approvals of any Government listed on Schedule 11.1(f), all such authorizations, consents and approvals shall be in full force and effect, and all notices required to be given to any Government shall have been given and all applicable waiting periods shall have expired.

(g)           Consents.  Company shall have delivered to EFX on or before the Closing Date all registrations, permits, filings, applications, notices, consents, approvals, orders, qualifications, and authorizations of all Persons identified on Schedule 11.1(g), and none of such authorizations, consents or approvals shall be subject to any restrictions or conditions that require any payment to the consenting or approving party by EFX or Company (except for immaterial administrative charges) that materially adversely affect the Business, the assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Business.

(h)           Resolutions.  EFX and Merger Sub shall have received duly adopted resolutions of the Board of Directors and Stockholders of Company, certified by the Secretary of Company, authorizing and approving the execution of and adopting this Agreement and all other documents executed by them, and the taking of any and all other actions necessary for Company to comply with the terms hereof and to consummate the Merger and the transactions contemplated in this Agreement.

(i)            No Inconsistent Requirements.  No Action will have been commenced by any Government or Person seeking to enjoin or prohibit the transactions contemplated by this Agreement or any Additional Agreement.

(j)            No Injunction.  No Order by any Forum of competent jurisdiction or Government which prohibits the consummation of the transactions contemplated in this Agreement will have been issued and remain in effect on the Closing Date.

(k)           Transaction Expenses Certificate.  One Business Day prior to Closing, EFX shall have received a certificate in form and substance satisfactory to EFX and executed by Company’s Chief Executive Officer or Chief Financial Officer on behalf of the Company, setting forth and certifying Company’s aggregate unpaid Liability for Transaction Expenses through the Closing Date, which shall be accompanied by such supporting information and calculations as are reasonably necessary for EFX to verify and determine such amount as of the Closing Date (the “Transaction Expenses Certificate”).

(l)            Funded Indebtedness Certificate.  One Business Day prior to Closing, EFX shall have received a certificate in form and substance satisfactory to EFX and executed by Company’s Chief Executive Officer or Chief Financial Officer, setting forth and certifying Company’s aggregate Funded Indebtedness as of the Closing Date, which shall be accompanied by such supporting information and calculations as are necessary for EFX to verify and determine such amount as of the Closing Date (the “Funded Indebtedness Certificate”).

(m)          Granted Right.  There shall have been no Updates delivered by the Company pursuant to which the Company has granted to EFX the right to treat such matter as a failure of the closing condition set forth in this Section 11.1(m) at EFX’s written election to Company to do so within two (2) Business Days thereof; or the Company shall have granted such a right and EFX shall have not so elected within two (2) Business Days thereof.

(n)           Material Adverse Change. No Material Adverse Change shall have occurred.

(o)           Customers and Data.  The Company shall not have received after the date of this Agreement written communications (including electronic transmissions) from customers clearly indicating that such customers are taking steps that would result in a reduction of revenue for the Company from such customers in the twelve month period ended September 30, 2010, where such reduction is equal to or in excess of ten percent (10%) of the Company’s revenue for the trailing twelve month period ended September 30, 2009.  The Company shall not have received after the date of this Agreement written communications (including electronic transmissions) from contributors of Data that such contributors are taking steps that would result in a reduction of such contributors’ contribution of Data to the Company such that if the Data that would be lost by such reduction had not been contributed to the June 2009 edition of the Company’s Retail Assets Database (the “June Edition”), the resulting June Edition would have contained less than eighty-five percent (85%) of the Data actually contained in the June Edition.  Any rescission of the relevant substance of any written communications described in this Section 11.1(o) shall restore the parties hereto to the status quo ante and such communications shall be deemed not to have occurred for purposes of this Section 11.1(o).

Section 11.2             Conditions to Obligations of Company to Close.  The obligations of Company under this Agreement to consummate the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every one of the following conditions on or prior to the Closing, any or all of which may be waived in writing in whole or in part by Company:

(a)           Delivery of Documents and Completion of Actions.  All documents required to be delivered or actions required to be taken by EFX and Merger Sub pursuant to Section 5.2(b) shall have been delivered or taken.

(b)           Representations and Warranties.  Each of the representations and warranties contained in this Agreement and in any certificate delivered by or on behalf of, or in respect of, EFX and Merger Sub in connection with the transactions contemplated by this Agreement shall have been true and correct as of the date when made and on the Closing Date as though made again at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date).

(c)           Compliance with Covenants and Conditions.  EFX and Merger Sub shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(d)           Closing Certificates.  EFX and Merger Sub will have delivered to Company certificates, executed by their appropriate officers or other Representatives, dated as of the Closing, certifying in such detail as Company may request as to the fulfillment and satisfaction of the conditions specified in Sections 11.2(b) and 11.2(c).

(e)           Government Consents.  Company shall have received all authorizations, consents and approvals of any Government necessary for the execution, delivery and performance by Company of this Agreement, the Merger and the other transactions contemplated hereby, all such authorizations, consents and approvals shall be in full force and effect, and all notices required to be given to any Government shall have been given and all applicable waiting periods shall have expired.

(f)            No Injunction.  No Order or other order by any Forum of competent jurisdiction or Government which prohibits the consummation of the transactions contemplated in this Agreement will have been issued and remain in effect on the Closing Date.

ARTICLE XII.                      INDEMNIFICATION

Section 12.1             Indemnification Obligations.

(a)           On and after the Effective Time and in accordance with and subject to the further provisions of this Article 12, the Securityholders, in consideration of their receipt of any consideration and as a material and essential inducement to EFX and Merger Sub (each, a “Seller Indemnitor”, and collectively, the “Seller Indemnitors”) to enter into this Agreement and to consummate the Merger, will indemnify and hold harmless EFX and its Affiliates (which shall include with effect from the Closing, Company) and their respective officers, directors, agents and employees (collectively, “EFX Indemnitees”), from and against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys’ fees and amounts paid in settlement in accordance herewith (collectively, the “EFX Indemnified Losses”), suffered or incurred by any one or more of the Indemnitees by reason of, or arising out of, without duplication:

(i)            any breach of representation, breach of warranty or breach or nonfulfillment of any agreement of Company (without regard to any materiality or Material Adverse Change qualifications contained therein for the purposes of establishing the magnitude of a breach) in any case contained in this Agreement or in any other certificate delivered to EFX by or on behalf of Company at the Closing pursuant to the provisions of this Agreement;

(ii)           the matters set forth in Section A of Exhibit I ; and

(iii)         any exercise of dissenters’ rights pursuant to Section 262 of the DGCL (in which case EFX shall be entitled to recover the amount by which the “fair value” of any Dissenting Share as finally determined pursuant to the DGCL together with all expenses arising out of the determination, adjudication or settlement of such claims exceeds the consideration otherwise payable with respect thereto pursuant to Section 4.1.

(b)           In accordance with and subject to the further provisions of this Article 12, EFX and Merger Sub, as a material and essential inducement to Company and the Securityholders (each, an “EFX Indemnitor”, and collectively, the “EFX Indemnitors” and together with the Seller Indemnitors, the “Indemnitors”) to enter into this Agreement and to consummate the Merger, will, jointly and severally, indemnify and hold harmless the Securityholders and their respective Affiliates and their respective officers, directors, managers, members, agents and employees (collectively, “Seller Indemnitees” and together with the EFX Indemnitees, the “Indemnitees”), from and against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys’ fees and amounts paid in settlement as set forth herein (collectively, the “Seller Indemnified Losses” and together with the EFX Indemnified Losses, the “Indemnified Losses”), suffered or incurred by any one or more of the Seller Indemnitees by reason of, or arising out of, any breach of representation, breach of warranty in Article 8 or breach or nonfulfillment of any agreement of EFX or Merger Sub (without regard to any materiality or Material Adverse Change qualifications contained therein) in any case contained in this Agreement or in any other certificate delivered to Company, the Stockholders, the Optionholders or the Warrantholders by or on behalf of EFX or Merger Sub at the Closing pursuant to the provisions of this Agreement.

Section 12.2             Indemnification Claims; Payment.

(a)           EFX Indemnification Claims; Payments.

(i)            In order to seek indemnification under this Article 12, an EFX Indemnitee shall give written notification (a “Claim Notice”) to the Securityholders’ Representative on behalf of the Seller Indemnitors which contains (i) a description and the amount (the “Claimed Amount”) of any EFX Indemnified Loss incurred or reasonably expected to be incurred by the EFX Indemnitee, (ii) a statement that the EFX Indemnitee believes it is entitled to indemnification under this Article 12 for such EFX Indemnified Loss and an explanation in reasonable detail of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (b) below) in the amount of such EFX Indemnified Loss.  The EFX Indemnitee shall also deliver a copy of the Claim Notice to the Escrow Agent.  Such Claim Notice shall be given reasonably promptly after becoming aware that the fact or circumstance known may reasonably be expected to give rise to a claim for indemnification hereunder.

(ii)           Within 30 days after delivery of a Claim Notice (as determined pursuant to Section 15.1), the Securityholders’ Representative shall deliver to the EFX Indemnitee a written response (a “Response”) in which the Securityholders’ Representative shall either:  (A) agree that the EFX Indemnitee is entitled to receive all of the Claimed Amount, in which case EFX, the EFX Indemnitee and the Securityholders’ Representative shall deliver to the Escrow Agent, within 2 Business Days following the receipt of such Response, a written notice executed by such parties instructing the Escrow Agent to disburse the Claimed Amount to EFX, (B) agree that the EFX Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount” and the balance not agreed to being referred to as the “Disputed Amount”), in which case EFX, the EFX Indemnitee and the Securityholders’ Representative shall deliver to the Escrow Agent, within two (2) Business Days following the receipt of such Response, a written notice executed by such parties instructing the Escrow Agent to disburse the Agreed Amount to EFX, or (C) dispute that the EFX Indemnitee is entitled to receive any of the Claimed Amount (also referred to herein as a “Disputed Amount”).  In the event that any Disputed Amount exists pursuant to (B) or (C) of the preceding sentence, the EFX Indemnitees shall be entitled to proceed against the Escrow Fund in accordance with the Escrow Agreement for any Disputed Amount only after it has been finally determined that the EFX Indemnitee is entitled to indemnification pursuant to this Article 12 with respect to such Disputed Amount.  No Disputed Amount shall be released by the Escrow Agent to EFX or the Securityholders until such final determination.

(b)           Seller Indemnification Claims; Payments.

(i)            In order to seek indemnification under this Article 12, the Securityholders’ Representative shall deliver written notification (the “Securityholders’ Claim Notice”) to the EFX Indemnitor which contains (i) a description and the amount (the “Securityholders’ Claimed Amount”) of any Seller Indemnified Loss incurred or reasonably expected to be incurred by the Seller Indemnitee, (ii) a statement that the Seller Indemnitee believes it is entitled to indemnification under this Article 12 for such Seller Indemnified Loss and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (b) below) in the amount of such Seller Indemnified Loss.  Such Claim Notice shall be given promptly after becoming aware of the fact or circumstance giving rise to such claim for indemnification.

(ii)           Within 30 days after delivery of a Securityholders’ Claim Notice (as determined pursuant to Section 15.1), the EFX Indemnitor shall deliver to the Securityholders’ Representative a Response in which the EFX Indemnitor shall: (A) agree that the Seller Indemnitee is entitled to receive all of the Securityholders’ Claimed Amount, in which case the EFX Indemnitor shall pay the Securityholders’ Claimed Amount to the Securityholders’ Representative, on behalf of the Securityholders, within two (2) Business Days following the receipt of the Response, (B) agree that the Seller Indemnified Party is entitled to receive part, but not all, of the Securityholders’ Claimed Amount (“the Securityholders’ Agreed Amount”, and the balance not agreed to being referred to as the “Securityholders’ Disputed Amount”) in which case the EFX Indemnitor shall pay the Securityholders’ Agreed Amount to the Securityholders’ Representative, on behalf of the Securityholders, within two (2) Business Days following the receipt of the Response, or (C) dispute that the Seller Indemnitee is entitled to receive any of the Securityholders’ Claimed Amount (also referred to herein as a “Securityholders’ Disputed Amount”). In the event that any Securityholders’ Disputed Amount exists pursuant to (B) or (C) of the preceding sentence, the Seller Indemnitees shall be entitled to receive payment for any Securityholders’ Disputed Amount only after it has been finally determined that the Seller Indemnitee is entitled to indemnification pursuant to this Article 12 with respect to such Securityholders’ Disputed Amount.

Section 12.3             Defense of Claims.

(a)           If any Action by a third party arises after the Closing for which Indemnitors may be liable pursuant to this Article 12, then the Indemnitees will notify Indemnitors in accordance with the provisions of this Article 12 and this Agreement, and will permit Indemnitors:

(i)            to conduct and control any proceedings or negotiations in connection with the Action and necessary or appropriate to defend the Indemnitees;

(ii)           to take all other required steps or proceedings to settle or defend any Action; and

(iii)         to employ counsel reasonably acceptable to Indemnitees to contest any Action in the name of the Indemnitees or otherwise.

Subject to Section 12.1(a) and Section 12.1(b), the expenses of all proceedings, contests or lawsuits with respect to the Actions conducted by Indemnitors pursuant to Section 12.3(a) will be borne by Indemnitors.

(b)           Notwithstanding Section 12.3(a), if (A) the Action for which the Indemnitees are entitled to indemnification pursuant to this Article 12 could reasonably be expected to materially adversely affect Indemnitees and their respective Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (B) the Action seeks monetary damages of at least ten percent (10%) more than the amount then held in the Escrow Fund that is not the subject of a Disputed Claim or subject to an Agreed Amount not yet disbursed, (C) the Action seeks and there is a meaningful likelihood of equitable relief, or (D) it is an Action (other than an Action related to the matters described in Section 12.1(a)(ii)) brought or initiated by a Government, an Indemnitee may, by notice to the Indemnitors, assume the right to defend such Action in a reasonably appropriate manner.  The

Indemnitors shall be obligated to bear the reasonable legal fees, costs and expenses of that defense, judgment or settlement, but shall not be required to bear the cost of more than one counsel for Indemnitees.

(c)           If Indemnitors do not assume the defense of, or if after so assuming the Indemnitors fail to defend, any Action related to an Indemnified Loss, then the Indemnitees may defend against any such Action in a reasonably appropriate manner and the Indemnitees may settle any such Action on the terms they deem appropriate, subject to the prior written consent of the Indemnitors if the Indemnitees have assumed the defense thereof in accordance with Section 12.3(b), which consent shall not be unreasonably withheld, delayed or conditioned, and Indemnitors will promptly reimburse the Indemnitees for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnitees in connection with the defense against and settlement of any such Action, but shall not be required to bear the cost of more than one counsel for Indemnitees.  If no settlement of any such Action is made, Indemnitors will satisfy any judgment rendered with respect to any claim or in any such Action for which the Indemnitees are entitled to indemnification pursuant to this Article 12 before any deadline for the Indemnitees to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnitees in the defense of any such Action, but shall not be required to bear the cost of more than one counsel for Indemnitees.

(d)           If a judgment is rendered against any of the Indemnitees or any Lien in respect of any judgment attaches to any of the assets of any of the Indemnitees, in either case in any Action for which the Indemnitees are entitled to indemnification pursuant to this Article 12, Indemnitors will immediately upon any entry or attachment pay the relevant judgment in full or discharge the relevant Lien unless, at the expense and direction of Indemnitors, an appeal is taken under which the execution of the judgment or satisfaction of the Lien is stayed.  If and when a final judgment is rendered in any such Action, Indemnitors will forthwith satisfy any judgment or discharge any Lien before the Indemnitees is compelled to do so.

(e)           Any notice required to be given to Indemnitors pursuant to Section 12.3(a)(i) shall be given as soon as is reasonably practicable but in no event later than five Business Days before the answer or other response to the Action is required to be made.  Indemnitors shall assume the defense of any Action, if at all, by notice to Indemnitees given as promptly as is practicable, but in no event later than two Business Days prior to the date by which an answer or other response to the Action is required to be made.  Indemnitors’ failure to notify Indemnitees as contemplated by this Article 12 shall be conclusively deemed an election by Indemnitors not to assume such defense.  Any failure by Indemnitees to give the requisite notice as contemplated by this Article 12 will not relieve Indemnitors of the obligation to indemnify Indemnitees pursuant to this Article 12 except if the defense of any Action is materially prejudiced by the delay.

(f)            The Indemnitors or the Indemnitees, as appropriate, to the extent that the defense of such Action was not undertaken or assumed pursuant to Section 12.3 by such Indemnitor or Indemnitee, as appropriate, shall have the right to participate in the defense of any Action related to an Indemnified Loss at its sole cost and expense and the cost and expense of that participation shall not be an Indemnified Loss.

(g)           The Securityholders’ Representative shall have full power and authority on behalf of each Securityholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, Securityholders under this Article 12.  The Securityholders’ Representative shall have no liability to any Securityholder for any action taken or omitted on behalf of Securityholders pursuant to this Article 12.

Section 12.4             Limitation on Liability.  Any and all claims for EFX Indemnified Losses made pursuant to Article 12 of this Agreement shall be satisfied solely out of the Indemnity Portion of the Escrow Fund (which includes interest and earnings thereon).

Section 12.5             Threshold.  Other than in respect of claims subject to Section 12.9 or those pursuant to Section 12.1(a) relating to a breach of the representations and warranties set forth in Sections 6.1, 6.2, 6.4, 6.15 (solely as to the Company’s title and absence of Liens), 6.19, 6.21 and 9.1(b), or any claim relating to the matters set forth in Section (a)(4) on Exhibit I (as to which the deductible set forth in this Section 12.5 shall be inapplicable), the Seller Indemnitors shall have no obligation to indemnify the EFX Indemnitees, under this Article 12 or otherwise pursuant to or in connection with this Agreement, unless and until the aggregate amount of all Indemnified Losses arising therefrom (other than from items not subject to this deductible as a result of the preceding clause) equals or exceeds $250,000.  At such time as the aggregate amount of such Indemnified Losses equals or exceeds $250,000, the Indemnitees may assert such excess Indemnified Losses against the Indemnitors.

Section 12.6             No Contribution by the Surviving Corporation.  The Surviving Corporation will not have any Liability to any Indemnitor as a result of any misrepresentation or breach of representation or warranty contained in this Agreement or any certificate, schedule, instrument, agreement or other writing delivered by or on behalf of, or in respect of, Company pursuant to this Agreement, any Additional Agreement or in connection with the transactions contemplated this Agreement, or the breach of any covenant or agreement of Company contained in this Agreement, any Additional Agreement or any certificate, schedule, instrument, agreement or other writing by or on behalf of, or in respect of, Company pursuant to the terms of this Agreement, any Additional Agreement or in connection with the transactions contemplated by this Agreement.  After the Closing, no Indemnitor will have any right of indemnification or contribution against the Surviving Corporation on account of any event or condition occurring or existing (x) prior to or on the date hereof or (y) on or before the Closing Date.

Section 12.7             Exclusive Remedy.  After the Closing, indemnification pursuant to the provisions of this Article 12 shall be the sole and exclusive remedy of the parties, and their Affiliates, and their respective officers, directors, employees and agents, for any misrepresentation or breach of any warranty or covenant contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof or thereof.  After Closing, the only legal action which may be asserted by any party with respect to any matter which is the subject of this Article 12 shall be a contract action to enforce, or to recover damages for the breach of, this Article 12.

Section 12.8             Adjustments to Merger Consideration.  The parties agree to treat any payments made after the Effective Time pursuant to Section 12.1 as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Code Section 1313(a) (or analogous provisions of other Tax law).

Section 12.9             Certain Claims Excluded.  Notwithstanding anything to the contrary contained in this Article 12, nothing herein will prevent any Indemnitee from bringing an Action against the Securityholders for the Company’s fraud in connection with the representations and warranties set forth in Article 6 of this Agreement and the accompanying Disclosure Schedules and/or Updates to the extent of any Indemnified Losses resulting therefrom, provided that any Person’s liability therefor shall be limited to such Person’s pro rata share of such Indemnified Losses (based on the portion of the Merger Consideration received by such Person) and shall be limited to the aggregate portion of the Merger Consideration actually received by such Person.

ARTICLE XIII.                     SURVIVAL

Section 13.1             Survival.  The representations, warranties, covenants, agreements and indemnities of Company contained in this Agreement (as qualified by the Disclosure Schedules) or in any certificate, instrument, schedule, agreement or other writing delivered pursuant to the provisions of this Agreement and any representations, warranties and certifications by Stockholders with respect to the representations and warranties contained in this Agreement will survive the Merger and the consummation of the other transactions contemplated in this Agreement, or in any writing delivered pursuant to the provisions of this Agreement, and will continue in full force and effect up to and through March 31, 2011 (the “Survival Period”).  Notwithstanding the immediately preceding sentence, the Survival Period in respect of any claim for an Indemnified Loss shall be extended until final resolution of such claim provided that notice of such claim shall have been received by the Securityholders’ Representative prior to the expiration of the Survival Period.  The right to indemnification under Article 12 will not be affected by any (x) investigation of the affairs of the Business or Company prior to, on or subsequent to the date of this Agreement made by EFX or Merger Sub or their respective Representatives, (y) knowledge acquired (or capable of being acquired) as to the accuracy of any such representation, warranty or certification, or compliance with any such covenants or obligation, or (z) waiver by EFX of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation in this Agreement.

ARTICLE XIV.                     TERMINATION

Section 14.1             Termination for Certain Causes.  This Agreement may be terminated at any time prior to or on the Closing Date by EFX, or by Company, upon written notice to the other parties as follows:

(a)           By EFX, if at or prior to the earlier of (i) 11:00 a.m. Eastern time on October 21, 2009 or (ii) the issuance by EFX or any of its Representatives of any press release or other public announcement respecting the subject matter of this Agreement, if executed Stockholder Support Agreements executed by the holders of at least sixty percent (60%) of the Company Outstanding Shares as of such time have not been delivered to it at or before 8:30 a.m. Eastern time on October 21, 2009, provided that this right may be exercised by EFX, if ever, only at or prior to 8:00 p.m. Eastern time on October 21, 2009.

(b)           By EFX, if the terms, covenants or conditions of this Agreement to be complied with or performed by Company at or before the Closing Date have not been complied with or performed in all material respects, or any other condition to the obligations of EFX to consummate the Merger, or the other transactions contemplated by this Agreement required to be satisfied at or before the Closing Date has not been complied with or satisfied in all material respects on or before November 3, 2009, and any noncompliance or nonperformance has not been waived in writing by EFX.

(c)           By Company, if the terms, covenants or conditions of this Agreement to be complied with or performed by EFX or Merger Sub at or before the Closing Date have not been complied with or performed in all material respects, or any other condition to the obligations of Company to consummate the Merger, or the other transactions contemplated by this Agreement required to be satisfied at or before the Closing Date has not been complied with or satisfied in all material respects on or before November 3, 2009, and any noncompliance or nonperformance has not been waived in writing by Company.

(d)           By EFX or Company, if any Action will have been instituted or threatened against any party to this Agreement (other than by any Affiliate of such party) to restrain or prohibit the consummation of the transactions contemplated in this Agreement.

(e)           By mutual written consent of EFX and Company.

(f)            By EFX or Company if the Closing has not occurred on or before November 3, 2009; provided, however, that the right to terminate this Agreement under this Section 14.1(e) shall not be available to any party that is in material breach of this Agreement and such breach of this Agreement has resulted in the failure of the Closing to occur on or before the termination date of this Agreement

Section 14.2             Procedure on and Effect of Termination.

(a)           Written notice of termination will be given to the other parties by the party electing to terminate, and this Agreement will terminate upon the giving of notice, without further action by any of the parties to this Agreement.

(b)           If this Agreement is terminated pursuant to this Section 14 by any party for any reason other than pursuant to Sections 14.1(d) or 14.1(e), or if for any reason on the Closing Date there has been nonfulfillment of an undertaking by or condition precedent for EFX on the one hand and Company on the other not waived in writing by or on behalf of the party in whose favor the undertaking or condition runs, the non-breaching party or the party in whose favor the undertaking or condition runs, if applicable, in addition to any other right or remedy available to it for breach or non-performance of this Agreement or any Additional Agreement, may refuse to consummate the transactions contemplated by this Agreement and shall have the right to pursue any legal remedies available to such non-breaching party.

ARTICLE XV.                                                                  MISCELLANEOUS

Section 15.1             Notices.

(a)           All notices, demands or other communications required or permitted to be given or made under this Agreement will be in writing and (i) delivered personally, sent by confirmed facsimile, or (iii) sent by a nationally recognized express courier service to the intended recipient of the notice, demand or other communication at its address set forth below.  Any notice, demand or communication will be deemed to have been duly given (x) immediately if personally delivered, (y) immediately if sent by facsimile (which is confirmed) during business hours on a Business Day (or if not on a Business Day, then on the next succeeding business day), or (z) on the third Business Day after delivery to a nationally recognized express courier service, if sent next day delivery, and in proving the giving of any notice, demand or other communication, it will be sufficient to show that the envelope containing the notice, demand or other communication was duly addressed (as evidenced by the courier receipt).  The addresses of the parties for purposes of this Agreement are:

(i) If to EFX:	Equifax Inc. 1550 Peachtree Street, N.W. Atlanta, Georgia 30309 Fax: 404-885-8988 Attn: Kent E. Mast, Corporate Vice President and Chief Legal Officer

with a copy, which shall not constitute notice:	Kilpatrick Stockton LLP 1100 Peachtree Street Suite 2800 Atlanta, Georgia 30309 Fax: 404-815-6555 Attn: Gregory K. Cinnamon W. Stanley Blackburn

(ii) If to Company or the Stockholder Representative:

(A) to the Company, prior to the Closing:	IXI Corporation 7927 Jones Branch Drive Suite 400 McLean, VA 22102 Attn: Thomas Dailey Steve Bayne

with a copy, which shall not constitute notice:	Cooley Godward Kronish LLP 11951 Freedom Drive Reston, Virginia 20190 Fax: 703-456-8100 Attn: Michael R. Lincoln Ryan E. Naftulin

(B) to the Securityholders Representative, after the Closing:	Core Capital Partners, L.P. 1401 I Street, NW Suite 1000 Washington, DC 20005 Fax: 202-589-0091 Attn: Randolph S. Klueger

with a copy, which shall not constitute notice:	Cooley Godward Kronish LLP 11951 Freedom Drive Reston, Virginia 20190 Fax: 703-456-8100 Attn: Michael R. Lincoln Ryan E. Naftulin

(b)           Any party may change the address to which notices, requests, demands or other communications to the relevant party will be delivered or mailed by giving notice of the address change to the other parties to this Agreement in the manner provided in this Agreement.

Section 15.2             Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

Section 15.3             Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, including the LOI, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered by this Agreement.  This Agreement will not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

Section 15.4             Dispute Resolution.

(a)           Any and all disputes arising out of or in connection with the execution, interpretation, performance or nonperformance of this Agreement (each, a “Disputed Matter”) will be arbitrated and settled by the procedures established in this Section 15.4.

(b)           Disputed Matters will be solely and finally settled by arbitration, which will be conducted in New York, New York by a panel of three arbitrators.  The initiating parties acting jointly, on the one hand, and the responding parties acting jointly, on the other hand, shall each appoint one arbitrator within 14 days after written notice has been given by the initiating parties.  The two arbitrators so appointed shall designate the third arbitrator by mutual agreement within 30 days after the arbitration notice is given.  If the two arbitrators so appointed fail to designate the third arbitrator within such period, then any party may request the Arbitral Body to appoint the third arbitrator within 14 days after such request.  The arbitration procedure may be initiated by any of the parties to this Agreement by written notice to the other party to the Disputed Matter.  Any notice will specify in reasonable detail the dispute being submitted to arbitration.  The parties renounce all recourse to litigation and agree that the award of the arbitrators will be final and subject to no judicial review.

(c)           The arbitrators will conduct the arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“Arbitral Body”); provided that the provisions of this Agreement will prevail in the event of any conflict between the Rules and the provisions of this Agreement.  The arbitrators will decide the issues submitted in accordance with the provisions and commercial purposes of this Agreement, provided that all substantive questions of law will be determined under the laws of the State of Delaware, United States of America (without regard to its principles of conflicts of laws or, to the extent permissible, to any provisions of any relevant Law that would nullify or refuse to give effect to any provision of this Agreement).  All decisions of the arbitrators will be in writing and submitted to the parties, and will set forth findings of fact and conclusions of law.

(d)           The parties will facilitate the arbitration by: (i) making available to one another and to the arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrators to be relevant to the Disputed Matter; (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by the Rules or by the arbitrators for submission of evidence or briefs.

(e)           In the final award, the arbitrators will (i) divide all costs, other than fees of counsel, incurred in conducting the arbitration, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party and (ii) award fees of counsel to the prevailing party in such manner as they may deem equitable.  Judgment on the award of the arbitrators may be entered into by any court having jurisdiction over the party against whom enforcement of the award is being sought.

(f)            Each party agrees that any award of the arbitrators against it and on which judgment is entered may be executed against the assets of that party in any jurisdiction.  By execution of this Agreement, each party irrevocably consents to the jurisdiction of any court having jurisdiction over that party for the purpose of enforcing any award.

(g)           Each party irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to any Action arising out of or relating to this Agreement that is brought in any jurisdiction designated in the preceding subparagraph, and further irrevocably waives any claim that any Action so brought has been brought in an inconvenient forum.

(h)           Notwithstanding any provision of this Section 15.4 to the contrary, any party will be entitled to seek injunctive and other equitable relief in any court of competent jurisdiction to enforce the provisions of this Agreement.

Section 15.5             Successors and Assigns.  This Agreement will be binding upon and will inure to the benefit of the parties to this Agreement and their respective heirs, executors, legal representatives, successors and assigns, but may not be assigned by any party without the written consent of all other parties, except to an Affiliate.

Section 15.6             Partial Invalidity and Severability.  All rights and restrictions contained in this Agreement may be exercised and will be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable.  If any term of this Agreement, or part of this Agreement, not essential to the commercial purpose of this Agreement will be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms of this Agreement, or part of this Agreement, will constitute their agreement with respect to the subject matter of this Agreement and all remaining terms, or parts of this Agreement, will remain in full force and effect.  To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement will be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

Section 15.7             Amendment; Waiver.  Prior to the Closing, this Agreement may not be amended, or any term or condition hereof waived, except by an instrument in writing signed by EFX, the Company and REP.  Following the Effective Time, this Agreement may not be amended, or any term or condition hereof waived, except by an instrument in writing signed by EFX and REP.  Except as expressly set forth in this Agreement, no failure on the part of any party to this Agreement to exercise, and no delay in exercising any right, power or remedy created under this Agreement, will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy by any party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No waiver by any party to this Agreement or any breach of or default in any term or condition of this Agreement will constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition of this Agreement.

Section 15.8             Consent to Future Representation.  EFX, Merger Sub, REP, the Company and the Surviving Corporation (collectively, the “Consenting Parties”) acknowledge that at all times relevant hereto up to the Closing, Cooley Godward Kronish LLP (“Cooley”) has represented only the Company.  If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement or any other agreement between REP or any Securityholder, on the one hand, and EFX, on the other hand (“Disputes”), EFX hereby consents to Cooley’s representation of REP and/or such Securityholder(s) in the Disputes.

Section 15.9             Governing Law.  This Agreement shall be governed by, and construed, interpreted and enforced, in accordance with the internal Laws of the State of Delaware, without regard to its conflicts of law principles.

Section 15.10           Time of Performance.  Time is of the essence.

Section 15.11           No Third Party Beneficiaries.  Except as expressly provided in this Agreement, this Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and no other Person shall have any rights, interests, or claims hereunder as a third party beneficiary or otherwise.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EFX:

EQUIFAX INC.

By:
Kent E. Mast, Corporate Vice President
and Chief Legal Officer

MERGER SUB:

SPRINGBANK ACQUISITION CORPORATION

By:
Kent E. Mast, President

COMPANY:

IXI CORPORATION

By:
Thomas E. Dailey, CEO and President

SECURITYHOLDERS’ REPRESENTATIVE:

CORE CAPITAL PARTNERS, L.P.

By:
Randolph S. Klueger, Chief Financial Officer